Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

CELLECT BIOTECHNOLOGY LTD.,

CELLMSC, INC.,

QUOIN PHARMACEUTICALS, INC.,

Dated as of March 24, 2021

i

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 24, 2021, by and among CELLECT BIOTECHNOLOGY LTD., an Israeli company (“Cellect”), CELLMSC, INC., a Delaware corporation (“Merger Sub”), and QUOIN PHARMACEUTICALS, INC., a Delaware corporation (“Quoin”). Cellect, Merger Sub and Quoin may each be referred to herein individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Cellect and Quoin intend to effect a merger of Merger Sub into Quoin (the “Merger”) in accordance with this Agreement and the DGCL;

WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, and Quoin will become a wholly owned subsidiary of Cellect;

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, the Cellect Board of Directors (i) has determined that the Merger is fair to, and in the best interests of, Cellect and the Cellect Shareholders, (ii) has deemed advisable and approved this Agreement, the Merger, the Cellect Shareholder Matters, and other actions contemplated by this Agreement; and (iii) has determined to recommend that the Cellect Shareholders vote to approve the Cellect Shareholder Matters;

WHEREAS, the Board of Directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has deemed advisable and approved this Agreement, the Merger, and the applicable Contemplated Transactions, and (iii) has determined to recommend that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions;

WHEREAS, the Quoin Board of Directors (i) has determined that the Merger is advisable and fair to, and in the best interests of, Quoin and the Quoin Stockholders, (ii) has deemed advisable and approved the Quoin Stockholder Matters and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Quoin Stockholders vote to adopt this Agreement and thereby approve the Quoin Stockholder Matters;

WHEREAS, in order to induce Quoin to enter into this Agreement and to cause the Merger to be consummated, Dr. Shai Yarkoni is executing concurrently with the execution and delivery of this Agreement support agreements in favor of Quoin in the form substantially attached hereto as Exhibit B-1 (the “Cellect Shareholder Support Agreements”);

WHEREAS, within twenty-four (24) hours following the execution and delivery of this Agreement, the Quoin Lock-up Signatories will execute and deliver support agreements in favor of Cellect in the form substantially attached hereto as Exhibit B-2 (the “Quoin Stockholder Support Agreements”);

WHEREAS, as a condition to the willingness of, and an inducement to Cellect to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Quoin Lock-up Signatories is entering into a lock-up agreement, in the form substantially attached hereto as Exhibit C (the “Lock-up Agreements”);

WHEREAS, it is expected that promptly after the F-4 Registration Statement is declared effective under the Securities Act (but in no event later than five (5) Business Days following the effectiveness of the F-4 Registration Statement), Quoin shall deliver the Quoin Stockholder Written Consent evidencing the Required Quoin Stockholder Vote;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement among Quoin, Cellect and the Persons named therein (representing an aggregate commitment no less than the Concurrent Investment Amount and the conversion of the outstanding portion of the Bridge Loan), pursuant to which such Persons will have agreed to purchase the number of shares of Quoin Capital Stock set forth therein immediately prior to the Closing in connection with, and conditioned upon, the Quoin Financing.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

Article 1
DESCRIPTION OF TRANSACTION

Section 1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into Quoin, and (b) the separate existence of Merger Sub shall cease and Quoin will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Quoin will become a wholly-owned subsidiary of Cellect.

Section 1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Merger (the “Closing”) shall take place remotely by electronic transfer of documentation as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Cellect and Quoin may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable requirements of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Cellect and Quoin (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such certificate of incorporation, the certificate of incorporation of the Surviving Corporation and the DGCL;

(b) the Articles of Association of Cellect shall be the Articles of Association of Cellect immediately prior to the Effective Time, until thereafter amended as provided by the Companies Law and such Articles of Association; provided, however, that immediately prior to the Effective Time, Cellect shall effect one or more amendments to its Articles of Association, to the extent approved by the holders of Cellect Ordinary Shares as contemplated by Section 5.3, to (i) change the name of Cellect to “QUOIN PHARMACEUTICALS, LTD.” or a similar name agreed between the Parties and approved by the Israeli Companies Registrar (ii) increase the authorized Cellect Ordinary Shares, to the extent requested by Quoin prior to the filing with the SEC of the Proxy Statement, and (iii) make such other changes as are mutually agreeable to Cellect and Quoin;

(c) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such bylaws, the certificate of incorporation of the Surviving Corporation and the DGCL; and

(d) the directors and officers of the Surviving Corporation and the directors and officers of Cellect shall be the directors and officers set forth in Schedule 5.11 or as otherwise determined by Quoin with respect to the directors and officers of the Surviving Corporation or as otherwise determined by Quoin and Cellect in accordance with Schedule 5.11 with respect to the directors and officers of Cellect.

Section 1.5 Conversion of Quoin Securities.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Cellect, Merger Sub, Quoin or any Quoin Stockholder:

(i) each share of Quoin Common Stock held as treasury stock or held or owned by Quoin, Cellect, any Cellect Subsidiary or Merger Sub, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) Subject to Section 1.5(a)(iii), each share of Quoin Common Stock outstanding immediately prior to the Effective Time (including any shares of Quoin Common Stock issued pursuant to the Quoin Financing and including, for the avoidance of doubt, the Additional Quoin Shares outstanding immediately prior to the Effective Time, but excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares) shall be converted solely into the right to receive a number of Cellect Ordinary Shares equal to the Exchange Ratio which will trade in the United States in the form of American Depositary Shares (“ADSs,” each ADS currently representing 100 Ordinary Share), evidenced by American Depositary Receipts (“ADRs”) (such ADSs, together with any cash in lieu of fractional ADSs, the “Merger Consideration”).

(iii) No fractional ADRs will be issued and any holder of shares of Quoin Common Stock entitled to receive a fractional ADRs but for this Section 1.5(a)(iii) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder’s proportionate interest in the net proceeds for the sale by the Exchange Agent on behalf of such holder of the aggregate fractional ADRs that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five (5) Business Days after the date upon which the certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional ADSs has been received by the Exchange Agent.

(iv) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(b) If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding (i) shares of Quoin Common Stock or (ii) Cellect Ordinary Shares have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the ADR Ratio Adjustment to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Quoin Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6 Closing of Quoin’s Transfer Books. At the Effective Time: (a) all shares of Quoin Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5, and (i) all holders of certificates representing shares of Quoin Capital Stock that were outstanding or (ii) holders of shares of Quoin Capital Stock that were deemed issued immediately prior to the Effective Time shall cease to have any rights as stockholders of Quoin; and (b) the stock transfer books of Quoin shall be closed with respect to all shares of Quoin Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Quoin Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Quoin Capital Stock outstanding immediately prior to the Effective Time (a “Quoin Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Quoin Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.7.

Section 1.7 Exchange of Securities.

(a) Prior to the Effective Time, Cellect shall designate Bank of New York Mellon, which currently acts as the depository for the ADSs, or another U.S. bank or trust company reasonably acceptable to Quoin (in such capacity, the “Depository”), to act as agent in the Merger (the “Exchange Agent”). At or prior to the Effective Time, Cellect shall deposit or cause the Depository to deposit with the Exchange Agent, (i) that number of ADRs and (ii) cash, in each case as are issuable or payable, respectively, pursuant to this Article 1 in respect of Quoin Capital Stock. The deposit made by Cellect or Merger Sub, as the case may be, pursuant to this Section 1.7 is hereinafter referred to as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Quoin Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal in customary form; and (ii) instructions for effecting the surrender of Quoin Stock Certificates in exchange for book-entry ADRs. Upon surrender of the Quoin Capital Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent: (A) the holder of such Quoin Capital Stock shall be entitled to receive in exchange therefor one or more restricted book-entry ADRs representing the portion of the Merger Consideration (in a number of whole ADRs) that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of ADRs pursuant to the provisions of Section 1.5(a)(iii)); and (B) if applicable, upon delivery of such consideration to the applicable holder in accordance with Section 1.5, the Quoin Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each share of Quoin Capital Stock shall be deemed, from and after the Effective Time, to represent only the right to receive ADRs (and cash in lieu of any fractional share of ADRs). If any Quoin Stock Certificate has been lost, stolen or destroyed, Cellect may, in its discretion and as a condition precedent to the delivery of any restricted ADRs, require the owner of such lost, stolen or destroyed Quoin Stock Certificate to provide an applicable affidavit with respect to such Quoin Stock Certificate and post a bond indemnifying Cellect against any claim suffered by Cellect related to the lost, stolen or destroyed Quoin Stock Certificate or any restricted ADRs issued in exchange therefor as Cellect may reasonably request. Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were holders of the Bridge Warrants immediately prior to the Effective Time instructions for exchanging the Bridge Warrants for Exchange Warrants.

(c) No dividends or other distributions declared or made with respect to Cellect Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Quoin Stock Certificate with respect to the ADRs that such holder has the right to receive in the Merger until such holder surrenders such Quoin Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Quoin Capital Stock six months after the Closing Date shall be delivered to Cellect upon demand, and any holders of Quoin Capital Stock who have not theretofore surrendered their Quoin Stock Certificates (if applicable) and/or delivered a letter of transmittal in accordance with this Section 1.7 shall thereafter look only to Cellect for satisfaction of their claims for ADRs, cash in lieu of fractional ADRs and any dividends or distributions with respect to ADRs.

(e) Each of the Exchange Agent, Cellect, Merger Sub, the Surviving Corporation and their respective agents shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Quoin Stock Certificate such amounts as are required to be deducted or withheld from such consideration if such withholding is required under any applicable Israeli or U.S. Tax laws. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid; notwithstanding the foregoing, the Exchange Agent, Cellect, Merger Sub, the Surviving Corporation and their respective agents shall not withhold any such Tax (or shall withhold at a reduced rate) with respect to any holder of Quoin Capital Stock or Quoin Warrants if such holder delivers to the Exchange Agent, Cellect, Merger Sub, the Surviving Corporation or their applicable agents, together with the exchanged Quoin Stock Certificate or Quoin Warrants a validly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, including supporting documentation to the extent required, indicating a valid exemption from or qualification for a reduced rate of U.S. Tax withholding, and a validly executed declaration of non-Israeli residence in the form attached hereto as Exhibit D.

Section 1.8 Appraisal Rights.

(a) Notwithstanding any other provision of this Agreement to the contrary, shares of Quoin Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares), will not be converted into or represent the right to receive ADRs in accordance with Section 1.5, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL; provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws, has failed to perfect or otherwise loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares (and the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL will cease) and will be converted into the right to receive ADRs, determined in accordance with and subject to the provisions of Section 1.5 upon their surrender in the manner provided in Section 1.7, without interest thereon.

(b) Quoin shall give Cellect: (i) prompt notice of (A) any written demand received by Quoin prior to the Effective Time to appraisal rights pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to Quoin prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Quoin shall not, except with the prior written consent of Cellect (which shall not be unreasonably withheld, conditioned or delayed) make any payment with respect to any such demands or offer to settle or settle any such demands.

Section 1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Quoin, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Quoin, in the name of Merger Sub and otherwise) to take such action.

Section 1.10 Tax Consequences. For federal income Tax purposes, the Merger is intended to (a) result in Cellect being treated as a United States domestic corporation for United States federal income Tax purposes and (b) constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Section 1.11 Certificates.

(a) Cellect will prepare and deliver to Quoin at least five (5) Business Days prior to the Closing Date, a certificate signed by the Chief Financial Officer of Cellect (or if there is no Chief Financial Officer, the principal accounting officer of Cellect) in a form reasonably acceptable to Quoin, which sets forth a true and complete list, as of immediately prior to the Effective Time of the number of Cellect Outstanding Shares and each component thereof (broken down by outstanding Cellect Ordinary Shares, Cellect Options, and other relevant securities) (“Cellect Outstanding Shares Certificate”).

(b) Quoin will prepare and deliver to Cellect at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Quoin (or if there is no Chief Financial Officer, the principal accounting officer of Quoin) in a form reasonably acceptable to Cellect, which sets forth a true and complete list, as of immediately prior to the Effective Time of: (a) the record holders of Quoin Common Stock and Quoin Warrants; (b) the number of shares of Quoin Common Stock owned or underlying the Quoin Warrants held by such holders and the per share exercise price for each such Quoin Warrant; (c) the portion of the Merger Consideration each such holder is entitled to receive pursuant to Section 1.5 (the “Allocation Certificate”).

Section 1.12 Contingent Value Rights.

(a) Holders of Cellect Ordinary Shares, of record as of immediately prior to the Effective Time, shall be entitled to one CVR issued by Cellect subject to and in accordance with the terms and conditions of the CVR Agreement, for each Cellect Ordinary Share held by such holders.

(b) At or prior to the Effective Time, Cellect shall authorize and duly adopt, execute and deliver, and will ensure that the CVR Representative (as defined in the CVR Agreement) executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such CVR Representative.

(c) Cellect and Quoin shall cooperate, prior to Closing, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

(d) Cellect, and (if necessary) the CVR Representative shall, unless Quoin and Cellect mutually agree, at or prior to the Effective Time, duly authorize, execute and deliver the CVR Agreement.

Section 1.13 Escrow Shares.

(a) Dilution Escrow Shares.

(i) At the Effective Time, Cellect shall withhold the Dilution Escrow Shares from the Merger Consideration payable to the Quoin Lock-up Signatories. The Dilution Escrow Shares will be delivered by Cellect to the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement in accordance with this Section 1.13. The Dilution Escrow Shares shall be deposited, voted, transferred, and released in accordance with this Section 1.13 and the Escrow Agreement.

(ii) Following the Final Reset Date (as defined in the Securities Purchase Agreement) if Cellect receives any of Cellect Ordinary Shares held in escrow by the Securities Escrow Agent, Cellect shall cause the Escrow Agent to release a portion of the Dilution Escrow Shares to the Quoin Lock-up Signatories equal to a fraction, the numerator of which shall be the Cellect Ordinary Shares distributed to Cellect following the Final Reset Date by the Securities Escrow Agent and the denominator of which shall be the total number of Cellect Ordinary Shares issued initially deposited with the Securities Escrow Agent. The internal allocation between the Quoin Lock-up Signatories will be as set forth on Schedule D.

(iii) Subject to Section 1.13(a)(iii), any Dilution Escrow Shares that are not distributed to the Quoin Stockholders listed on Schedule D pursuant to Section 1.13(a)(ii) shall be transferred by the Escrow Agent to the Cellect Shareholders as of immediately prior to the Effective Time who: (i) continue to hold at least a portion of ADSs that represent Cellect Ordinary Shares beneficially owned by such shareholder immediately prior to the Effective Time until the Final Reset Date and (ii) have provided evidence that is reasonably acceptable to Cellect which confirms that they were Cellect Shareholders immediately prior to the Effective Time and they have held ADSs that represent at least a portion of those Cellect Ordinary Shares from the Effective Time and through the Final Reset Date (the “Qualified Cellect Shareholders”). Each Qualified Cellect Shareholder shall be entitled to receive a portion of such distributable Dilution Escrow Shares equal to: (A) the number of Cellect Ordinary Shares beneficially owned by such Cellect Shareholder on the Final Reset Date, up to a maximum number equal to the number of Cellect Ordinary Shares beneficially owned by such Cellect Shareholder immediately prior to the Effective Time, divided by (B) the aggregate number of Cellect Ordinary Shares outstanding immediately prior to the Effective Time.

(iv) Any Dilution Escrow Shares that are not transferred to Cellect Shareholders pursuant to Section 1.12(c) shall be returned to the Quoin Lock-up Signatories listed on Schedule D.

(b) Additional Escrow Shares.

(i) At the Effective Time, Cellect shall withhold the Exchange Escrow Shares from the Merger Consideration payable to the Quoin Lock-up Signatories. The Exchange Escrow Shares will be delivered by Cellect to the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement in accordance with this Section 1.13. The Exchange Escrow Shares shall be deposited, voted, transferred, and released in accordance with this Section 1.13 and the Escrow Agreement.

(ii) Following the Final Reset Date (as defined in the Securities Purchase Agreement), Cellect shall cause the Escrow Agent to release a number of the Exchange Escrow Shares to Cellect for cancellation and retirement equal to the difference between (x) the maximum number of Cellect Ordinary Shares that may be purchased upon exercise of the Exchange Warrants after the Final Reset Date (as defined in the Securities Purchase Agreement) and (y) the maximum number of Cellect Ordinary Shares that may have been purchased upon exercise of the Exchange Warrants as of immediately after the Effective Time. Any Dilution Escrow Shares that are not transferred to Cellect pursuant to this Section 1.13(b)(ii) shall be returned to the Quoin Lock-up Signatories listed on Schedule D promptly following the Final Reset Date.

Article 2
REPRESENTATIONS AND WARRANTIES OF QUOIN PHARMACEUTICALS

Quoin represents and warrants to Cellect and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Quoin to Cellect (the “Quoin Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Quoin Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Quoin Disclosure Schedule by reference to another section or subsection of the Quoin Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Quoin Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Quoin Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Quoin Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 2.1 Subsidiaries; Due Organization; Organizational Documents.

(a) Quoin has no subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity. Quoin has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Quoin has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Quoin is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Quoin Contracts.

(c) Quoin is qualified to do business as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Quoin Material Adverse Effect.

(d) Each director and officer of Quoin as of the date of this Agreement is set forth in Section 2.1(d) of the Quoin Disclosure Schedule.

(e) Quoin has delivered or made available to Cellect accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto for Quoin. Quoin has not taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws or other charter or organizational documents nor is in breach or violation of any of the material provisions of its certificate of incorporation, bylaws or other charter or organizational documents, except as would not reasonably be expected to have, individually or in the aggregate, a Quoin Material Adverse Effect.

Section 2.2 Authority; Vote Required.

(a) Quoin has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Quoin Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of Quoin and Quoin Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; (iii) recommended the approval of the Quoin Stockholder Matters by the Quoin Stockholders and directed that the Quoin Stockholder Matters be submitted for consideration by Quoin Stockholders in connection with the solicitation of the Required Quoin Stockholder Vote; and (iv) approved the Quoin Stockholder Support Agreements and the transactions contemplated thereby. This Agreement has been duly executed and delivered by Quoin and, assuming the due authorization, execution and delivery by Cellect and Merger Sub, constitutes the legal, valid and binding obligation of Quoin, enforceable against Quoin in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The affirmative vote of the holders of a majority of the shares of Quoin Common Stock voting as a single class, as outstanding on the record date, or the written consent in lieu of a meeting pursuant to Section 228 of the DGCL approving the Quoin Stockholder Matters, (each, a “Quoin Stockholder Written Consent” and collectively, the “Quoin Stockholder Written Consents”) and entitled to vote thereon (collectively, the “Required Quoin Stockholder Vote”), are the only votes (including any veto rights provisions granted to any of the Quoin Stockholders) of the holders of any class or series of Quoin Capital Stock necessary to approve the Quoin Stockholder Matters. The shares of Quoin Capital Stock covered by the Quoin Stockholder Support Agreements will be sufficient to obtain the Required Quoin Stockholder Vote.

Section 2.3 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Quoin does not, and the performance of this Agreement by Quoin will not, subject to obtaining the Required Quoin Stockholder Vote, (i) conflict with or violate the certificate of incorporation or bylaws of Quoin; (ii) subject to compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement applicable to Quoin or by which its properties is bound or affected, except for any such conflicts or violations that would not constitute a Quoin Material Adverse Effect; or (iii) except as listed on Section 2.3(a) of the Quoin Disclosure Schedule, require Quoin to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Quoin’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Quoin pursuant to, in each case, any Quoin Material Contract.

(b) No material Consent, order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Quoin in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

Section 2.4 Capitalization.

(a) The authorized capital stock of Quoin as of the date of this Agreement consists of: 10,000,000 shares of common stock, par value $0.001 per share (the “Quoin Common Stock”), of which 1,000,000 shares are issued and outstanding as of the date of this Agreement. Quoin does not hold any of its capital stock in treasury. All of the outstanding shares of Quoin Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, and after giving effect to the Bridge Loan, there will be outstanding Quoin Warrants to purchase 110,456 shares of Quoin Common Stock and an aggregate principal amount of $1,213,333 in Quoin Convertible Notes. Section 2.4(a) of the Quoin Disclosure Schedule lists, as of the date of this Agreement (i) each record holder of issued and outstanding Quoin Capital Stock and the number and type of shares of Quoin Capital Stock held by such holder, (ii) (A) each holder of issued and outstanding Quoin Warrants, (B) the number and type of shares subject to such Quoin Warrants, and (C) the exercise price of each such Quoin Warrant and (iii) (A) each holder of issued and outstanding Quoin Convertible Notes, (B) the date each Quoin Convertible Note was issued, (C) the underlying principal amount and accrued interest of such Quoin Convertible Notes, (D) the maturity date of each Quoin Convertible Note and (E) the number of shares of Quoin Capital Stock to be issued upon the conversion of such Quoin Convertible Notes immediately prior to the Effective Time.

(b) Quoin does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(c) Except for the outstanding Quoin Warrants, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Quoin; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Quoin; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Quoin is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Quoin. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Quoin.

(d) (i) None of the outstanding shares of Quoin Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Quoin Capital Stock are subject to any right of first refusal in favor of Quoin; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Quoin having a right to vote on any matters on which the Quoin Stockholders have a right to vote; (iv) there is no Quoin Contract to which Quoin is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Quoin Capital Stock. Quoin is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Quoin Capital Stock or other securities, or to register such shares with the SEC.

(e) All outstanding shares of Quoin Capital Stock, as well as all Quoin Warrants, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

Section 2.5 Financial Statements.

(a) Section 2.5(a) of the Quoin Disclosure Schedule includes true and complete copies of (i) Quoin’s audited balance sheets at December 31, 2018 and December 31, 2019 and Quoin’s audited statements of operations, cash flows and stockholders’ equity (deficit) for the years ended December 31, 2018 and December 31, 2019, and (ii) Quoin’s unaudited balance sheet at December 31, 2020 and Quoin’s unaudited statements of operations, cash flows and stockholders’ equity for the year ended December 31, 2020 (the “Quoin Financial Statements”). The Quoin Financial Statements (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present the financial condition and operating results of Quoin as of the dates and for the periods indicated therein except that the unaudited financial statements may be subject to normal and recurring year-end adjustments and may not contain all footnotes and other presentation items required under GAAP.

(b) Quoin maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Quoin maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2019, Quoin has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Quoin or its internal accounting controls, including any material complaint, allegation, assertion or claim that Quoin has engaged in questionable accounting or auditing practices.

Section 2.6 Absence of Changes. Except as set forth in Section 2.6 of the Quoin Disclosure Schedule, between December 31, 2019 and the date of this Agreement, Quoin has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Quoin Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Cellect pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 2.7 Title to Assets. Except with respect to material Quoin IP Rights, which are covered in Section 2.9, Quoin owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the most recent Quoin Financial Statements; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Quoin; and (iii) liens listed in Section 2.7 of the Quoin Disclosure Schedule.

Section 2.8 Real Property; Leaseholds. Quoin does not currently own and has never owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the Quoin Disclosure Schedule (the “Quoin Leases”), which are each in full force and effect.

Section 2.9 Intellectual Property.

(a) Quoin owns, or has the right to use all Quoin IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not constitute a Quoin Material Adverse Effect. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 2.9(f) below.

(b) Section 2.9(b) of the Quoin Disclosure Schedule is an accurate, true and complete listing of (i) all patents within the Quoin Registered IP that are owned by Quoin and (ii) all other Quoin Registered IP.

(c) Section 2.9(c) of the Quoin Disclosure Schedule accurately identifies (i) all Quoin IP Rights licensed to Quoin (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Quoin’s products or services (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, (C) non-disclosure agreements, materials transfer agreements and template agreements entered into in the Ordinary Course of Business and (D) agreements between Quoin and its employees and consultants); (ii) the corresponding Quoin Contracts pursuant to which such Quoin IP Rights are licensed to Quoin; (iii) whether the license or licenses granted to Quoin are exclusive or non-exclusive; and (iv) whether, to Quoin’s Knowledge, any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Quoin IP Rights.

(d) Section 2.9(d) of the Quoin Disclosure Schedule accurately identifies each Quoin Contract pursuant to which any Person (other than Quoin) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Quoin IP Rights (in each case, other than non-disclosure agreements, materials transfer agreements or non-exclusive licenses entered into in the Ordinary Course of Business). Quoin is not bound by, and no Quoin IP Rights (and to the Knowledge of Quoin, no licensed Quoin IP Rights) are subject to, any Contract containing any covenant or contractual obligation that in any way limits or restricts the ability of Quoin to use, exploit, assert or enforce any Quoin IP Rights anywhere in the world, in each case as would materially limit the business of Quoin as currently conducted or planned to be conducted.

(e) Except as identified on Section 2.9(e) of the Quoin Disclosure Schedule, Quoin solely owns all right, title, and interest to and in the Quoin Registered IP listed on (or required to be listed on) Section 2.9(b) of the Quoin Disclosure Schedule free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of all Quoin Registered IP that is solely owned by Quoin have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not constitute a Quoin Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of Quoin and who is or was involved in the creation or development of any Quoin IP Rights has signed a written agreement containing an assignment of such Intellectual Property to Quoin and confidentiality provisions protecting trade secrets and confidential information of Quoin; provided, that any such agreement with a third party contractor for research, development or manufacturing services on behalf of Quoin may provide that such third party contractor reserves its rights in improvements to such third party contractor’s Intellectual Property or generally applicable research, development or manufacturing technology, in either case that is not specific to any product or service of Quoin. To the Knowledge of Quoin, no current or former stockholder, officer, director, employee or contractor of Quoin has any claim, right (whether or not currently exercisable), or interest to or in any Quoin IP Rights. To the Knowledge of Quoin, no employee or contractor of Quoin is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Quoin or (b) in breach of any Contract with any current or former employer or other Person concerning Quoin IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Quoin IP Rights.

(iii) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Quoin IP Rights in which Quoin has an ownership interest.

(iv) Quoin has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Quoin holds, or purports to hold, as a trade secret.

(v) Except as set forth on Section 2.9(e)(v) of the Quoin Disclosure Schedule, Quoin has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Quoin IP Rights to any other Person.

(vi) The Quoin IP Rights constitute all Intellectual Property necessary for Quoin to conduct its business as currently conducted or planned to be conducted.

(f) The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Quoin (i) does not violate or constitute a breach of any license or agreement between Quoin and any third party, and, (ii) to the Knowledge of Quoin, does not infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of Quoin, no third party is infringing upon or misappropriating, or violating any license or agreement with Quoin relating to, any Quoin IP Rights. There is no current or, to the Knowledge of Quoin, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Quoin IP Rights, nor has Quoin received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Quoin infringes or misappropriates or will infringe or misappropriate the rights of any other Person.

(g) Quoin has complied in all material respects with (i) all of their respective stated privacy policies, programs and other similar notices and (ii) all data protection, privacy and other applicable Legal Requirements that concern the collection, retention, storage, recording, processing, transfer, sharing or other disposition or use of any personally identifiable information and “information,” as defined by applicable law (“Personal Information”), and there have not been any incidents of data security breaches, including any breaches of software, hardware, databases, computer equipment or other information technology. To the Knowledge of Quoin, there is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against Quoin by any private party or any Governmental Body, foreign or domestic, with respect to Personal Information. With respect to all Personal Information collected, stored, used, or maintained by or for Quoin, Quoin has at all times implemented reasonable security measures to ensure that such Personal Information is protected against loss and against unauthorized access, use, modification, and disclosure.

(h) All databases, data compilations, and any collection deemed a database or regulated collection of data under applicable laws that are owned, controlled, held or used by Quoin and that are required to be registered have been properly registered, and the data therein has been used by Quoin solely as permitted pursuant to such registrations.

(i) All amounts payable by Quoin to all Persons involved in the research, development, conception or reduction to practice of any Quoin IP Rights have been paid in full. All Quoin’s employees, contractors and consultants who were or are engaged in the development or invention of any Quoin IP Rights have entered into written agreements with Quoin by which they validly and irrevocably assigned to Quoin all rights, title and interests in and to such Quoin IP Rights (or all such rights, title and interests vested in Quoin as a matter of law), and, with respect to employees, have explicitly waived all rights to receive royalties or compensation in connection therewith.

(j) Each item of Quoin IP Rights that is Quoin Registered IP that is solely owned by Quoin is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Quoin Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a Quoin Material Adverse Effect.

(k) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Quoin conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Quoin has or purports to have an ownership interest has been impaired as determined by Quoin in accordance with GAAP.

Section 2.10 Material Contracts.

(a) Section 2.10(a) of the Quoin Disclosure Schedule lists the following Quoin Contracts, effective as of the date of this Agreement (each, a “Quoin Material Contract” and collectively, the “Quoin Material Contracts”):

(i) each Quoin Contract constituting a material bonus, deferred compensation, severance, change in control, retention, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) each Quoin Contract pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services other than any employment agreement, employment contract, offer letter, or similar arrangement that is terminable “at-will” without penalty, Liability or severance (statutory, contractual, or otherwise), or that can be terminated without penalty, Liability or premium upon notice of thirty (30) days or less;

(iii) each Quoin Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan with any employee or other individual consultant, independent contractor or director, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each collective bargaining agreement or other agreement with any union (trade, labor, or otherwise) or similar employee representative or works council;

(v) each Quoin Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business, where material indemnification is provided by Quoin to a third party;

(vi) each Quoin Contract containing (A) any covenant limiting the freedom of Quoin or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vii) each Quoin Contract requiring capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty, other than purchase orders for the purchase of inventory in the Ordinary Course of Business;

(viii) each Quoin Contract relating to the disposition or acquisition of material assets with a fair market value exceeding $100,000, other than in the Ordinary Course of Business or listed on Section 2.9(c) or Section 2.9(d) of the Quoin Disclosure Schedule, or any ownership interest in any Entity;

(ix) each Quoin Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Quoin or any loans or debt obligations with officers or directors of Quoin;

(x) each Quoin Contract requiring payment by or to Quoin after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Quoin; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Quoin has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Quoin has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Quoin; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Quoin or any Contract to sell, distribute or commercialize any products or service of Quoin, in each case, except for Quoin Contracts entered into in the Ordinary Course of Business;

(xi) each Quoin Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Quoin in connection with the Contemplated Transactions;

(xii)   each Quoin IP Rights Agreement other than (A) software license agreements for non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Quoin’s products or services, (B) agreements for the purchase or use of equipment, reagents or other materials that include licenses to Intellectual Property ancillary to such purchase or use, (C) non-disclosure agreements, materials transfer agreements and template agreements entered into in the Ordinary Course of Business, (D) agreements between Quoin and its employees and consultants and (E) than those that are otherwise immaterial;

(xiii) each Quoin Lease; or

(xiv) any other Quoin Contract that is not terminable at will (with no penalty or payment) by Quoin and (i) which involves payment or receipt by Quoin after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or (ii) that is material to the business or operations of Quoin.

(xv) Quoin has delivered or made available to Cellect accurate and complete (except for applicable redactions thereto) copies of all Quoin Material Contracts, including all amendments thereto. There are no Quoin Material Contracts that are not in written form. Quoin has not, and to Quoin’s Knowledge, as of the date of this Agreement no other party to a Quoin Material Contract has, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Quoin Material Contract in such manner as would permit any other party to cancel or terminate any such Quoin Material Contract, or would permit any other party to seek damages that constitutes a Quoin Material Adverse Effect. As to Quoin, as of the date of this Agreement, each Quoin Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.11 Undisclosed Liabilities. As of the date of this Agreement, Quoin has no material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the most recent Quoin Financial Statements; (b) normal and recurring current Liabilities that have been incurred by Quoin since the date of the most recent Quoin Financial Statements in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Quoin under Quoin Contracts, including the reasonably expected performance of such Quoin Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 2.11 of the Quoin Disclosure Schedule.

Section 2.12 Compliance; Permits; Restrictions.

(a) Quoin is, and since January 1, 2016, has been, in material compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Quoin Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Quoin, threatened against Quoin. There is no Contract, judgment, injunction, order or decree binding upon Quoin which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Quoin, any acquisition of material property by Quoin or the conduct of business by Quoin as currently conducted, (ii) would reasonably be expected to have an adverse effect on Quoin’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) Quoin holds all required Governmental Authorizations which are material to the operation of the business of Quoin (the “Quoin Permits”) as currently conducted. Section 2.12(b) of the Quoin Disclosure Schedule identifies each Quoin Permit. As of the date of this Agreement, Quoin is in material compliance with the terms of the Quoin Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Quoin, threatened, which seeks to revoke, limit, suspend, or materially modify any Quoin Permit. The rights and benefits of each material Quoin Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Quoin immediately prior to the Effective Time except where the unavailability of such Quoin Permit would not constitute a Quoin Material Adverse Effect.

(c) There are no proceedings pending or, to the Knowledge of Quoin, threatened with respect to an alleged violation by Quoin of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) To the Knowledge of Quoin, Quoin holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Quoin as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Quoin Product Candidates”). Quoin holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Quoin Regulatory Permits”), and no such Quoin Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. Quoin has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Quoin Regulatory Permit. Quoin has made available to Cellect all information in its possession or control relating to the development, clinical testing, manufacturing, importation and exportation of the Quoin Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency.

(e) To the Knowledge of Quoin, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Quoin or in which Quoin or its current products or product candidates, including the Quoin Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2012, Quoin has not received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Quoin threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Quoin or, to the Knowledge of Quoin, in which Quoin or its current products or product candidates, including the Quoin Product Candidates, have participated.

(f) Quoin is not the subject of any pending, or to the Knowledge of Quoin, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Quoin, Quoin has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Quoin Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Quoin, and to the Knowledge of Quoin, nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Quoin, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Quoin or any of its officers, employees or agents.

Section 2.13 Tax Matters.

(a) Quoin has timely filed all income Tax Returns and other material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Quoin is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Quoin does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Quoin on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Quoin through the date of the most recent Quoin Financial Statements have been reserved for on the most recent Quoin Financial Statements. Since the date of the most recent Quoin Financial Statements, Quoin has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Quoin has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the most recent Quoin Financial Statements) upon any of the assets of Quoin.

(e) No material deficiencies for Taxes with respect to Quoin have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any Liability in respect of Taxes of Quoin. No issues relating to Taxes of Quoin were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Quoin has delivered or made available to Cellect complete and accurate copies of all federal income Tax and all other material Tax Returns of Quoin (and predecessors) for all taxable years ending on or after December 31, 2018, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Quoin (and predecessors), with respect to federal income Tax and all other material Taxes. Quoin (and its predecessors) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) Quoin has not (i) agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; nor (ii) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code.

(g) Quoin has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Quoin is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords, the primary purpose of which does not relate to Taxes.

(i) Quoin has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Quoin) for federal, state, local or foreign Tax purposes. Quoin does not have any Liability for the Taxes of any Person (other than Quoin) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise by operation of applicable Legal Requirements.

(j) Quoin has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Quoin will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made prior to Closing, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into prior to Closing, (iii) prepaid amount received outside the Ordinary Course of Business prior to Closing or (iv) election under Section 108(i) of the Code made prior to Closing.

(l) Quoin is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Quoin, other arrangement or Contract which is treated as a partnership for Tax purposes.

(m) Quoin has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) Quoin has not taken any action, nor has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The representations set forth in Section 2.13(n) of the Quoin Disclosure Schedule (the Quoin Tax Representation Letter) are correct as of the date of this Agreement and will continue to be correct until the Effective Time.

(o) Quoin has made available to Cellect for inspection at Quoin’s office (i) complete and correct copies of all income and other material Tax Returns of Quoin filed with respect to taxable periods ended on or after December 31, 2018, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of Quoin, in each case relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(p) Quoin has disclosed on its income Tax Returns all positions that could give rise to the imposition on it of a substantial understatement penalty under Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(q) Quoin has not participated in an international boycott within the meaning of Section 999 of the Code.

(r) All related party transactions involving Quoin and its subsidiaries have been conducted at arm’s length in compliance with Code Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax Law.

(s) Quoin (i) has not been required to make a basis reduction pursuant to former Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); (ii) is or has been required to redetermine or reduce basis pursuant to Treasury Regulation Section 1.1502-36(b) or (c) or to reduce any attributes under Treasury Regulation Section 1.1502-36(d); and (iii) has incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code.

(t) Except as set forth on Section 2.13(t) to the Quoin Disclosure Schedule, Quoin is not subject to Tax in any jurisdiction outside the United States of America by virtue of (i) having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business or (ii) otherwise having a taxable presence in that jurisdiction.

(u) Quoin is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(v) Nothing in this Section 2.13 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of Quoin in any taxable period (or portion thereof) beginning after the Effective Time, or (ii) any Tax position that Cellect or its Affiliates (including the Surviving Corporation) may take in respect of any taxable period (or portion thereof) beginning after the Effective Time.

Section 2.14 Employee and Labor Matters; Benefit Plans.

(a) Section 2.14(a) of the Quoin Disclosure Schedule contains a list of all of Quoin’s current employees as of the date of this Agreement (the “Quoin Employees”), and correctly reflects: (i) their name and dates of hire; (ii) their position, full-time or part-time status, including each Quoin Employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable law; (iii) their monthly base salary or hourly wage rate, as applicable; (iv) any other compensation payable to them including housing allowances, compensation payable pursuant to bonus (for the current fiscal year and the most recently completed fiscal year), deferred compensation or commission arrangements, overtime payment, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the salary basis for such contributions, and notice period entitlement; (v) the city/country of employment, citizenship, manager’s name and work location, date of birth, any material special circumstances

(including pregnancy, disability or military service), and (vi) any promises or commitments made to any of the Quoin Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits listed in Section 2.14(a) of the Quoin Disclosure Schedule. Other than as listed in Section 2.14(a) of the Quoin Disclosure Schedule, (i) there are no other employees employed by the Quoin, and (ii) all current and former employees of Quoin have signed an employment agreement substantially in the form delivered or made available to Cellect. Other than their base salary, the Quoin Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for the social contributions. Details of any Person who has accepted an offer of employment made by Quoin but whose employment has not yet started are contained in Section 2.14(a) of the Quoin Disclosure Schedule.

(b) Section 2.14(b) of the Quoin Disclosure Schedule contains a list of all of Quoin current independent contractors and consultants and, for each, such individual’s compensation and benefits, the initial date of such individual’s engagement, the term of the engagement, period of notice entitlement prior to termination notice entitlement.

(c) Section 2.14(c) of the Quoin Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Quoin or any Quoin Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Quoin or any Quoin Affiliate, or under which Quoin or any Quoin Affiliate has any current or may incur any future Liability (each, an “Quoin Employee Plan”) (other than offer letters with non-officer employees which are materially consistent with forms delivered or made available by the Quoin prior to the execution of this Agreement; equity grant notices, and related documentation, with respect to the employees of Quoin; and agreements with consultants entered into in the Ordinary Course of Business and which are materially consistent with forms delivered or made available by Quoin prior to the execution of this Agreement).

(d) With respect to each Quoin Employee Plan, Quoin has made available to Cellect a true and complete copy of, to the extent applicable: (i) such Quoin Employee Plan including any amendments thereto; (ii) the three (3) most recent annual reports (Form 5500) as filed with the United States Department of Labor, including any financial statements and actuarial reports; (iii) each currently effective trust agreement related to such Quoin Employee Plan; (iv) the most recent summary plan description, with any summary of material modifications, prospectus or other summary for each Quoin Employee Plan; (v) the most recent United States Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Quoin Employee Plan; (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three (3) years; (vii) all non-discrimination and compliance tests for the most recent three (3) plan years; and (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(e) Each Quoin Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the United States Internal Revenue Service. To the Knowledge of Quoin, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Quoin Employee Plan or the exempt status of any related trust.

(f) Each Quoin Employee Plan has been operated and maintained in compliance, in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Neither Quoin nor any Quoin Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Quoin Employee Plans. All contributions required to be made by Quoin or any Quoin Affiliate to any Quoin Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice).

(g) Neither Quoin nor any Quoin Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Quoin, nor any Quoin Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Quoin Employee Plan subject to ERISA, and neither Quoin nor any Quoin Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(h) No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Quoin, is threatened, against or with respect to any Quoin Employee Plan, including any audit or inquiry by the United States Internal Revenue Service, United States Department of Labor or other Governmental Body.

(i) No Quoin Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Quoin nor any Quoin Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or Liability with respect to, any such plan. No Quoin Employee Plan is a Multiemployer Plan, and neither Quoin nor any Quoin Affiliate has ever contributed to or had an obligation to contribute, or incurred any Liability in respect of a contribution, to any Multiemployer Plan. No Quoin Employee Plan is a Multiple Employer Plan.

(j) No Quoin Employee Plan provides for medical, welfare, retirement or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Quoin Employee Plan qualified under Section 401(a) of the Code. Except as provided in Section 2.14(c) of the Quoin Disclosure Schedule and identified as a self-funded plan, neither Quoin nor any Quoin Affiliate sponsors or maintains any self-funded employee welfare benefit plan. No Quoin Employee Plan is subject to any Legal Requirement of any jurisdiction outside of the United States.

(k) To the Knowledge of Quoin, no payment pursuant to any Quoin Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the regulations and guidance thereunder) from Quoin, including the grant, vesting or exercise of any stock option, would subject any Person to Tax pursuant to Section 409A of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(l) Quoin is in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Quoin, threatened or reasonably anticipated against Quoin relating to any employee, employment agreement, independent contractor, independent contractor agreement or Quoin Employee Plan. There are no pending or, to the Knowledge of Quoin, threatened or reasonably anticipated claims or actions against Quoin or any trustee of Quoin under any worker’s compensation policy or long term disability policy. Quoin is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices. Quoin has good labor relations.

(m) No current or former consultant or independent contractor of Quoin would reasonably be deemed to be a misclassified employee. Except as set forth on Section 2.13(m) of the Quoin Disclosure Schedule, no independent contractor or contractor is eligible to participate in any Quoin Employee Plan. Quoin does not have any material Liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Quoin has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Quoin prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(n) No Quoin employee is covered by an effective or pending collective bargaining agreement or similar labor agreement, and there has never been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Quoin. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(o) Quoin is not, and has not been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Quoin, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy or long term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Quoin Associate, including charges of unfair labor practices or discrimination complaints.

(p) There is no Contract or arrangement to which Quoin or any Quoin Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise Taxes paid pursuant to Sections 409A or 4999 of the Code.

(q) Except as set forth in Section 2.14(q) of the Quoin Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Quoin, (ii) materially increase or otherwise enhance any benefits otherwise payable by Quoin, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Quoin or (v) result in the forgiveness in whole or in part of any outstanding loans made by Quoin to any Person. Each item set forth in Section 2.14(q) of the Quoin Disclosure Schedule has been duly and properly approved in accordance with any requirements under applicable law.

(r) Except as noted on Section 2.14(r) of the Quoin Disclosure Schedule, all individuals employed by Quoin are employed at-will and Quoin has no employment or other agreements that contain any severance, change in control, termination pay liabilities, or advance notice requirements, and all agreements with independent contractors or consultants may be terminated by Quoin without penalty or Liability with thirty (30) days or less notice.

(s) Quoin has paid all wages, bonuses, commissions, severance, and other benefits and sums due (and all required Taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments to its employees and former employees and individuals performing services as independent contractors or consultants, other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses.

Section 2.15 Environmental Matters. Quoin is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Quoin of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not a Quoin Material Adverse Effect. Quoin has not received since January 1, 2016 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Quoin is not in compliance with any Environmental Law, and, to the Knowledge of Quoin, there are no circumstances that may prevent or interfere with Quoin’s compliance with any Environmental Law in the future. To the Knowledge of Quoin: (i) no current or prior owner of any property leased or controlled by Quoin has received any written notice or other communication relating to property owned or leased at any time by Quoin, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Quoin is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither it has any material Liability under any Environmental Law.

Section 2.16 Insurance.

(a) Quoin has delivered or made available to Cellect accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Quoin, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Quoin is in compliance with the terms thereof. As of the date of this Agreement, Quoin has not received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Quoin. To the Knowledge of Quoin, Quoin has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Quoin, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Quoin of its intent to do so.

(b) Quoin has delivered to Cellect accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Quoin as of the date of this Agreement (the “Existing Quoin D&O Policies”). Section 2.16(b) of the Quoin Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Quoin with respect to the Existing Quoin D&O Policies. All premiums for the Existing Quoin D&O Policies have been paid as of the date hereof.

Section 2.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of Quoin, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Quoin, or to the Knowledge of Quoin, any director or officer of Quoin (in his or her capacity as such) or any of the material assets owned or used by Quoin; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Quoin, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Quoin, or any of the material assets owned or used by Quoin, is subject. To the Knowledge of Quoin, no officer of Quoin is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Quoin from engaging in or continuing any conduct, activity or practice relating to the business of Quoin or to any material assets owned or used by Quoin.

Section 2.18 Inapplicability of Anti-takeover Statutes. The Quoin Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Quoin Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Quoin Stockholder Support Agreements or any of the other Contemplated Transactions.

Section 2.19 No Financial Advisor. Except as set forth on Section 2.19 of the Quoin Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Quoin.

Section 2.20 Disclosure. The information relating to Quoin to be supplied by or on behalf of Quoin for inclusion or incorporation by reference in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first filed with the SEC or mailed to the Cellect Shareholders or at the time of the Cellect Shareholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.

Section 2.21 Anti-Corruption. Quoin has not, and none of any of Quoin’s directors, managers or employees or, to the Knowledge of Quoin, any of its agents, Representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Quoin or in connection with the business of Quoin, has in the last five (5) years or any applicable statute of limitations period if longer than five (5) years, (i) directly or indirectly offered, promised, authorized, provided, solicited, or accepted any corrupt or improper payment (such as a bribe or kickback) or benefit (such as an excessive gift, hospitality, favor, or advantage) to or from any Person in exchange for business, a license or permit, a favorable inspection or other decision, or any other financial or other advantage or purpose, or (ii) otherwise violated any Anti-Corruption/AML Laws.

Section 2.22 Grants and Subsidies. Section 2.22 of the Quoin Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants from any Governmental Body, to Quoin. No prior approval of any Governmental Body, is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of Quoin to any such incentive, subsidy, or benefit. Section 2.22 of the Quoin Disclosure Schedule includes the aggregate amounts of each grant, the aggregate outstanding obligations of Quoin thereunder, including royalty payments, and a description setting out the product, technology or know-how developed with each grant. Quoin is in compliance with all terms, conditions and requirements of its grants and has duly fulfilled in all respects all the undertakings relating thereto.

Section 2.23 Export Controls. Quoin is and has at all times been in compliance in all material respects with (i) all U.S. import and export Legal Requirements (including those Legal Requirements under the authority of the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control (“OFAC”)) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable Legal Requirements outside the United States (collectively, “Export Control Laws”). Without limiting the foregoing, in all material respects: (i) Quoin has obtained all export licenses and other approvals required for its exports of software, services and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect, (ii) Quoin is in compliance with the terms of such applicable export licenses or other approvals, and (iii) there are no pending actions or actions threatened in writing against Quoin with respect to such export licenses or other approvals. Quoin has not, in violation of applicable Legal Requirements, directly engaged in any transaction with any country or territory subject to sanctions administered by OFAC, nor with any Person on the OFAC list of “Specially Designated Nationals and Blocked Persons” or the BIS “Denied Persons List,” “Entity List” or “Unverified List”. Quoin has established internal controls and procedures intended to promote compliance with all applicable Export Control Laws.

Section 2.24 Exclusivity of Representations; Reliance. (a) Except as expressly set forth in this Article 2, neither Quoin nor any Person on behalf of Quoin has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Quoin or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b) Quoin acknowledges and agrees that, except for the representations and warranties of Cellect and Merger Sub set forth in Article 3, neither Quoin nor its Representatives is relying on any other representation or warranty of Cellect, Merger Sub, or any other Person made outside of Article 3 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 3
REPRESENTATIONS AND WARRANTIES OF CELLECT AND MERGER SUB

Cellect and Merger Sub represent and warrant to Quoin as follows, except as set forth in the written disclosure schedule delivered by Cellect to Quoin (the “Cellect Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Cellect Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Cellect Disclosure Schedule by reference to another section or subsection of the Cellect Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Cellect Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Cellect Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Cellect Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 3.1 Subsidiaries; Due Organization; Organizational Documents.

(a) Section 3.1(a) of the Cellect Disclosure Schedule identifies each Subsidiary of Cellect (the “Cellect Subsidiaries”). Neither Cellect nor any Cellect Subsidiary owns any capital stock of, or any equity interest of any nature in, any other Entity other than Cellect Subsidiaries. Cellect has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity, except for the transfer of amounts out of the cash reserves of Cellect as of the Effective Time to another corporation in connection with the transfer of Cellect Biotherapeutics. Cellect has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Cellect and any Cellect Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (where such concept is applicable) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Cellect Contracts.

(c) Each of Cellect and any Cellect Subsidiary is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Cellect Material Adverse Effect.

(d) Each director and officer of Cellect and any Cellect Subsidiary as of the date of this Agreement is set forth in Section 3.1(d) of the Cellect Disclosure Schedule.

(e) Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(f) Cellect has delivered or made available to Quoin accurate and complete copies of (i) the Articles of Association and other charter and organizational documents, including all currently effective amendments thereto, for Cellect and each Cellect Subsidiary (as applicable); and (ii) any code of conduct or similar policy adopted by Cellect or by the Cellect Board of Directors or any committee thereof. Neither Cellect nor any Cellect Subsidiary has taken any action in breach or violation of any of the provisions of its Articles of Association or other charter or organizational documents (as applicable) (as applicable), except as would not reasonably be expected to have, individually or in the aggregate, a Cellect Material Adverse Effect.

Section 3.2 Authority; Vote Required.

(a) Cellect and Merger Sub have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Required Cellect Shareholder Vote and Required Merger Sub Stockholder Vote, to consummate the Contemplated Transactions. The Cellect Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of, Cellect and Cellect Shareholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (iii) recommended the approval of the Cellect Shareholder Matters by the Cellect Shareholders and directed that the Cellect Shareholder Matters be submitted for consideration by Cellect Shareholders in connection with the solicitation of the Required Cellect Shareholder Vote, as applicable. The board of directors of Merger Sub has (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder; (B) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (C) recommended that the sole stockholder of Merger Sub adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions. This Agreement has been duly executed and delivered by Cellect and Merger Sub and, assuming the due authorization, execution and delivery by Quoin, constitutes the legal, valid and binding obligation of Cellect and Merger Sub, enforceable against Cellect and Merger Sub in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) (i) With respect to the items indicated in Section 5.3(a), the affirmative vote of such majority of the holders of the Cellect Ordinary Shares required by and voted in accordance with applicable Legal Requirements (in person or by proxy) on the proposed matters at the Cellect Shareholders’ Meeting is the only vote of the holders of any class or series of Cellect Capital Stock necessary to approve such Cellect Shareholder Matters (the “Required Cellect Shareholder Vote”) and (ii) the affirmative vote of the sole stockholder of Merger Sub is the only vote of the holders of any class or series of Merger Sub Capital Stock necessary to adopt this Agreement and approve the Merger and the applicable Contemplated Transactions (the “Required Merger Sub Stockholder Vote”).

Section 3.3 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Cellect does not, and the performance of this Agreement by Cellect and Merger Sub, subject to obtaining the Required Cellect Shareholder Vote and the Required Merger Sub Stockholder Vote will not, (i) conflict with or violate the Articles of Association of Cellect or any Cellect Subsidiary; (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to Cellect or the Cellect Subsidiaries or by which it or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a Cellect Material Adverse Effect; or (iii) except as listed on Section 3.3(a) of the Cellect Disclosure Schedule, require Cellect or any Cellect Subsidiary to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Cellect’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Cellect or any Cellect Subsidiary pursuant to, any Cellect Material Contract.

(b) No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Cellect or any Cellect Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws or the rules of NASDAQ, and (iii) any filings and registrations as may be required under the Companies Law and the Israeli Securities Law (1968).

Section 3.4 Capitalization.

(a) The authorized capital stock of Cellect as of the date of this Agreement consists of: 1,000,000,000 Ordinary Shares, no par value per share ordinary share (the “Cellect Ordinary Shares”), of which 390,949,079 shares are issued and outstanding as of the date of this Agreement, and 609,050,921 shares are authorized but not issued. All of the issued and outstanding shares of Cellect Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Section 3.4(a) of the Cellect Disclosure Schedule lists, as of the date of this Agreement each record holder of issued and outstanding Cellect Ordinary Shares and the number of Cellect Ordinary Shares held by each such record holder.

(b) As of the date of this Agreement, there are outstanding Cellect Warrants to purchase 69,472,680 Cellect Ordinary Shares. Section 3.4(b) of the Cellect Disclosure Schedule lists, as of the date of this Agreement (i) each holder of issued and outstanding Cellect Warrants, (ii) the number of Cellect Ordinary Shares subject to such Cellect Warrants, (C) the exercise price of each such Cellect Warrants.

(c) Except for the Cellect 2014 Global Incentive Option Scheme (the “2014 Plan”), Cellect does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Cellect has reserved 58,600,000 Cellect Ordinary Shares for issuance under the 2014 Plan. As of the date of this Agreement, of such reserved Cellect Ordinary Shares, (i) 44,895,227 options have been granted and are currently outstanding (including such options that are subject to the approval of the Cellect’s shareholders), and (ii) 13,704,773 Cellect Ordinary Shares remain available for future issuance pursuant to the 2014 Plan. Section 3.4(c) of the Cellect Disclosure Schedule sets forth the following information with respect to each Cellect Option outstanding, as of the date of this Agreement: (1) the name of the optionee, (2) whether the holder is or was at any point during the life of the Cellect Option a Cellect Employee or any of Cellect Subsidiary, and whether such holder is no longer a service provider to any of Cellect or any of Cellect Subsidiary, (3) the number of Cellect Ordinary Shares subject to such Cellect Option as of the date of this Agreement, (4) the exercise price of such Cellect Option, (5) the date on which such Cellect Option was granted, (6) the date on which such Cellect Option expires, (7) the vesting schedule applicable to such Cellect Option, including the extent vested to date and whether by its terms the vesting of such Cellect Option would be accelerated by the Contemplated Transactions, (8) whether each Cellect Option is subject to Section 102 or Section 3(i) of the Israeli Tax Ordinance, and (9) with respect to Cellect Option granted under Section 102 of the Israeli Tax Ordinance, the date of deposit of the such Cellect Option with the trustee (appointed in accordance with the provisions of Section 102 of the Israeli Tax Ordinance) in accordance with the guidance published by the Israel tax authority on July 24, 2012 and the clarification dated November 6, 2012.

(d) Except for the outstanding Cellect Options set forth on Section 3.4(c) of the Cellect Disclosure Schedule and the Cellect Warrants set forth on Section 3.4(b) of the Cellect Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Cellect or any Cellect Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Cellect or any Cellect Subsidiary; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Cellect or any Cellect Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Cellect or any Cellect Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Cellect or any Cellect Subsidiary.

(e) Except as set forth in Section 3.4(e) of the Cellect Disclosure Schedule, (i) none of the outstanding shares of Cellect Capital Stock or Merger Sub Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Cellect Capital Stock or Merger Sub Capital Stock are subject to any right of first refusal in favor of Cellect or Merger Sub, as applicable; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Cellect or any Cellect Subsidiary having a right to vote on any matters on which the Cellect Shareholders or the sole stockholder of Merger Sub, as applicable, have a right to vote; (iv) there is no Cellect Contract to which Cellect or any Cellect Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Cellect Capital Stock or capital stock of any Cellect Subsidiary. Neither Cellect nor any Cellect Subsidiary are under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Cellect Capital Stock, capital stock of any of the Cellect Subsidiaries or other securities.

(f) The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Capital Stock”), of which 100 are, and at the Effective Time will be, issued and outstanding and held of record by Cellect. The issued and outstanding shares of Merger Sub Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(g) All outstanding shares of Cellect Capital Stock and Merger Sub Capital Stock, as well as all Cellect Options, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

Section 3.5 SEC Filings; Financial Statements.

(a) Cellect has made available to Quoin accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Cellect with the SEC since January 1, 2016 (the “Cellect SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All statements, reports, schedules, forms and other documents required to have been filed by Cellect or its officers with the SEC have been so filed on a timely basis or within permissible extension periods. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Cellect SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Cellect SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2016, the certifications and statements required by (A) Rule 13a-14 or 15d-14 promulgated under the Exchange Act and (B) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Cellect SEC Documents (collectively, the “Certifications”) were accurate and complete and complied as to form and content with all applicable Legal Requirements as of the date they were filed and no current or former principal executive officer or principal financial officer of Cellect has failed to make the Certifications required of him or her. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Cellect has made available to Quoin true and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and Cellect, on the other, since January 1, 2015, including all SEC comment letter and responses to such comment letters and responses to such comment letters by or on behalf of Cellect other than such documents that can be obtained on the SEC’s website at www.sec.gov. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or NASDAQ with respect to Cellect SEC Documents. To the Knowledge of Cellect, none of Cellect SEC Documents are the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Cellect.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Cellect SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with IFRS (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Item 8.A.5 of Form 20-F of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Cellect and any Cellect Subsidiary as of the respective dates thereof and the results of operations and cash flows of Cellect for the periods covered thereby, subject to any exemptions or reliefs afforded to a reporting company that qualifies as a foreign private issuer or an emerging growth company. Other than as expressly disclosed in the Cellect SEC Documents filed prior to the date hereof, there has been no material change in Cellect’s accounting methods or principles that would be required to be disclosed in Cellect’s financial statements in accordance with GAAP. The books of account and other financial records of Cellect and any Cellect Subsidiary are true and complete in all material respects.

(c) Cellect’s auditor has at all times since its retention by Cellect been: (i) to the Knowledge of Cellect, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Cellect, “independent” with respect to Cellect within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Cellect, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder with respect to services provided to Cellect.

(d) Except as set forth in Section 3.5(d) of the Cellect Disclosure Schedule, from January 1, 2016 through the date hereof, Cellect has not received any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Cellect Ordinary Shares on The NASDAQ Capital Market.

(e) Since January 1, 2016, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Cellect, the Cellect Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Cellect is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The NASDAQ Capital Market and the Companies Law.

(g) Cellect maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Cellect maintains records that in reasonable detail accurately and fairly reflect Cellect’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Cellect Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Cellect’s assets that could have a material effect on Cellect’s financial statements. Cellect has evaluated the effectiveness of Cellect’s internal control over financial reporting and, to the extent required by applicable Legal Requirements, presented in any applicable Cellect SEC Document that is a report on Form 20-F (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Cellect has disclosed to Cellect’s auditors and the audit committee of the Cellect Board of Directors (and made available to Quoin a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Cellect’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Cellect’s internal control over financial reporting. Except as disclosed in the Cellect SEC Documents filed prior to the date hereof, Cellect has not identified any material weaknesses in the design or operation of Cellect’s internal control over financial reporting. Since January 1, 2016, there have been no material changes in Cellect’s internal control over financial reporting.

(h) Cellect’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Cellect in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Cellect’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

Section 3.6 Absence of Changes. Except as set forth in Section 3.6 of the Cellect Disclosure Schedule, between September 30, 2020 and the date of this Agreement, each of Cellect and any Cellect Subsidiary have conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Cellect Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Quoin pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 3.7 Title to Assets. Except with respect to material Cellect IP Rights, which are covered in Section 3.9, each of Cellect and any Cellect Subsidiary owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Cellect Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Cellect or any Cellect Subsidiary; and (iii) liens listed in Section 3.7 of the Cellect Disclosure Schedule.

Section 3.8 Real Property; Leaseholds. Neither Cellect nor any Cellect Subsidiary currently owns or has ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 3.8 of the Cellect Disclosure Schedule (the “Cellect Leases”), which are each in full force and effective, with no existing material default thereunder.

Section 3.9 Intellectual Property.

(a) Cellect, directly or through any of its Subsidiaries, owns, or has the right to use all Cellect IP Rights, except for any failure to own or have the right to use that would not constitute a Cellect Material Adverse Effect. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 3.9(g) below.

(b) Section 3.9(b) of the Cellect Disclosure Schedule is an accurate, true and complete listing of (i) all patents within the Cellect Registered IP that are owned by Cellect and (ii) all other Cellect Registered IP.

(c) Section 3.9(c) of the Cellect Disclosure Schedule accurately identifies (i) all Cellect IP Rights licensed to Cellect or any Cellect Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Cellect’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, (C) non-disclosure agreements, materials transfer agreements and template agreements entered into in the Ordinary Course of Business and (D) agreements between Cellect and its employees and consultants); (ii) the corresponding Cellect Contracts pursuant to which such Cellect IP Rights are licensed to Cellect or any Cellect Subsidiary; (iii) whether the license or licenses granted to Cellect or any Cellect Subsidiary are exclusive or non-exclusive; and (iv) whether, to the Knowledge of Cellect or its Subsidiaries, any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Cellect IP Rights.

(d) Section 3.9(d) of the Cellect Disclosure Schedule accurately identifies each Cellect Contract pursuant to which any Person (other than Cellect or any Cellect Subsidiary) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Cellect IP Rights (in each case, other than non-disclosure agreements, materials transfer agreements or non-exclusive licenses entered into in the Ordinary Course of Business). Cellect is not bound by, and no Cellect IP Rights (and to the Knowledge of Cellect, no licensed Cellect IP Rights) are subject to, any Contract containing any covenant or other contractual obligation that in any way limits or restricts the ability of Cellect or any Cellect Subsidiary to use, exploit, assert or enforce any Cellect IP Rights anywhere in the world, in each case as would materially limit the business of Cellect as currently conducted or planned to be conducted.

(e) Except as identified on Section 3.9(e) of the Cellect Disclosure Schedule, Cellect or one of its Subsidiaries solely owns all right, title, and interest to and in the Cellect Registered IP listed on (or required to be listed on) Section 3.9(b) of the Cellect Disclosure Schedule free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of all Cellect Registered IP that is solely owned by Cellect or one of its Subsidiaries have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not constitute a Cellect Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of Cellect or any Cellect Subsidiary and who is or was involved in the creation or development of any Cellect IP Rights has signed a written agreement containing an assignment of such Intellectual Property to Cellect or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Cellect and its Subsidiaries; provided, that any such agreement with a third party contractor for research, development or manufacturing services on behalf of Cellect or any Cellect Subsidiary may provide that such third party contractor reserves its rights in improvements to such third party contractor’s Intellectual Property or generally applicable research, development or manufacturing technology, in either case that is not specific to any product or service of Cellect or any Cellect Subsidiary. To the Knowledge of Cellect and its Subsidiaries, no current or former stockholder, officer, director, employee or contractor of Cellect or any Cellect Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Cellect IP Rights. To the Knowledge of Cellect and its Subsidiaries, no employee or contractor of Cellect or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Cellect or such Subsidiary or (b) in breach of any Contract with any current or former employer or other Person concerning Cellect IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Cellect IP Rights.

(iii) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Cellect IP Rights in which Cellect or any Cellect Subsidiary has an ownership interest.

(iv) Cellect and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Cellect or such Subsidiary holds, or purports to hold, as a trade secret.

(v) Except for the contemplated sale of Cellect Biotherapeutics or as set forth on Section 3.9(e)(v) of the Cellect Disclosure Schedule, neither Cellect nor any Cellect Subsidiary has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Cellect IP Rights to any other Person.

(vi) The Cellect IP Rights constitute all Intellectual Property necessary for Cellect and its Subsidiaries to conduct its business as currently conducted or planned to be conducted.

(f) The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Cellect or any Cellect Subsidiary (i) does not violate or constitute a breach of any license or agreement between Cellect or its Subsidiaries and any third party, and, (ii) to the Knowledge of Cellect and its Subsidiaries, does not infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of Cellect and its Subsidiaries, no third party is infringing upon or misappropriating, or violating any license or agreement with Cellect or its Subsidiaries relating to, any Cellect IP Rights. There is no current or, to the Knowledge of Cellect, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Cellect IP Rights, nor has Cellect or any Cellect Subsidiary received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Cellect or any Cellect Subsidiary infringes or misappropriates or will infringe or misappropriate the rights of any other Person.

(g) Each item of Cellect IP Rights that is Cellect Registered IP that is solely owned by Cellect or one of its Subsidiaries is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Cellect Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute a Cellect Material Adverse Effect.

(h) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Cellect or any Cellect Subsidiary conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Cellect or any Cellect Subsidiary has or purports to have an ownership interest has been impaired as determined by Cellect or any Cellect Subsidiary in accordance with GAAP.

(i) Cellect and all Cellect Subsidiaries have complied in all material respects with (i) all of their respective stated privacy policies, programs and other similar notices and (ii) all data protection, privacy and other applicable Legal Requirements (including Israel’s Protection of Privacy Law (1981) and related regulations) that concern the collection, retention, storage, recording, processing, transfer, sharing or other disposition or use of any personally identifiable information and “information,” as defined by Israeli laws and applicable Israeli judicial precedent (“Israeli Personal Information”), and there have not been any incidents of data security breaches, including any breaches of software, hardware, databases, computer equipment or other information technology. To the Knowledge of Cellect, there is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against Cellect or a Cellect Subsidiary by any private party or any Governmental Body, foreign or domestic, with respect to Israeli Personal Information. With respect to all Israeli Personal Information collected, stored, used, or maintained by or for Cellect or any Cellect Subsidiary, Cellect and any Cellect Subsidiary have at all times implemented reasonable security measures to ensure that such Israeli Personal Information is protected against loss and against unauthorized access, use, modification, and disclosure.

(j) All databases, data compilations, and any collection deemed a database or regulated collection of data under applicable laws that are owned, controlled, held or used by Cellect and by any Cellect Subsidiary and that are required to be registered have been properly registered, and the data therein has been used by Cellect or any Cellect Subsidiary solely as permitted pursuant to such registrations.

(k) All amounts payable by Cellect and any Cellect Subsidiary to all Persons involved in the research, development, conception or reduction to practice of any Cellect IP Rights have been paid in full. All Cellect Employees, contractors and consultants who were or are engaged in the development or invention of any Cellect IP Rights have entered into written agreements with Cellect or with a Cellect Subsidiary by which they validly and irrevocably assigned to Cellect or its Subsidiaries all rights, title and interests in and to such Cellect IP Rights (or all such rights, title and interests vested in Cellect or its Subsidiaries as a matter of law), and, with respect to employees, have explicitly waived all rights to receive royalties or compensation in connection therewith (including, without limitation, under Section 134 of the Israeli Patent Law (1967)) and any applicable non-transferable rights, including moral rights.

Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Cellect Disclosure Schedule lists the following Cellect Contracts, effective as of the date of this Agreement (each, an “Cellect Material Contract” and collectively, the “Cellect Material Contracts”):

(i) each Cellect Contract constituting a material bonus, deferred compensation, severance, change in control, retention, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) each Cellect Contract pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, other than any employment agreement, employment contract, offer letter, or similar arrangement that is terminable “at-will” without penalty, Liability or severance (statutory, contractual, or otherwise), or that can be terminated without penalty, Liability or premium upon notice of thirty (30) days less;

(iii) each Cellect Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan with any employee or other individual consultant, independent contractor or director, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each collective bargaining agreement or other agreement with any union (trade, labor, or otherwise) or similar employee representative or works council;

(v) each Cellect Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business, where material indemnification is provided by Cellect or Cellect Subsidiary to a third party;

(vi) each Cellect Contract containing (A) any covenant limiting the freedom of Cellect, any Cellect Subsidiary or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vii) each Cellect Contract requiring capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty, other than purchase orders for the purchase of inventory in the Ordinary Course of Business;

(viii) each Cellect Contract relating to the disposition or acquisition of material assets with a fair market value exceeding $100,000, other than in the Ordinary Course of Business or listed on Section 3.9(c) or Section 3.9(d) of the Cellect Disclosure Schedule, or any ownership interest in any Entity;

(ix) each Cellect Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Cellect or any Cellect Subsidiary or any loans or debt obligations with officers or directors of Cellect;

(x) each Cellect Contract requiring payment by or to Cellect after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Cellect; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Cellect has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Cellect has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Cellect; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Cellect or any Contract to sell, distribute or commercialize any products or service of Cellect, in each case, except for Cellect Contracts entered into in the Ordinary Course of Business;

(xi) each Cellect Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Cellect in connection with the Contemplated Transactions;

(xii) each Cellect IP Right Agreement other than (A) software license agreements for non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Cellect’s products or services, (B) agreements for the purchase or use of equipment, reagents or other materials that include licenses to Intellectual Property ancillary to such purchase or use, (C) non-disclosure agreements, materials transfer agreements and template agreements entered into in the Ordinary Course of Business, (D) agreements between Quoin and its employees and consultants and (E) than those that are otherwise immaterial;

(xiii) each Cellect Lease; or

(xiv) any other Cellect Contract that is not terminable at will (with no penalty or payment) by Cellect and (i) which involves payment or receipt by Cellect after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or (ii) that is material to the business or operations of Cellect.

(b) Cellect has delivered or made available to Quoin accurate and complete (except for applicable redactions thereto) copies of all Cellect Material Contracts, including all amendments thereto. There are no Cellect Material Contracts that are not in written form. Neither Cellect nor any Cellect Subsidiary has, nor to Cellect’s Knowledge, as of the date of this Agreement has any other party to a Cellect Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Cellect Material Contract in such manner as would permit any other party to cancel or terminate any such Cellect Material Contract, or would permit any other party to seek damages that constitutes a Cellect Material Adverse Effect. As to Cellect, as of the date of this Agreement, each Cellect Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.11 Undisclosed Liabilities. As of the date of this Agreement, neither Cellect nor any Cellect Subsidiary has any material Liability, except for: (a) Liabilities identified as such in the Cellect Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Cellect since the date of the Cellect Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Cellect or any Cellect Subsidiary under Cellect Contracts, including the reasonably expected performance of such Cellect Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities described in Section 3.11 of the Cellect Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

Section 3.12 Compliance; Permits; Restrictions.

(a) Cellect is, and since January 1, 2016, each of Cellect and its Subsidiaries has been in material compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Cellect Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Cellect, threatened against Cellect or any Cellect Subsidiary. There is no Contract, judgment, injunction, order or decree binding upon Cellect or any Cellect Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Cellect or any Cellect Subsidiary, any acquisition of material property by Cellect or any Cellect Subsidiary or the conduct of business by Cellect or any Cellect Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on Cellect’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) To the Knowledge of Cellect, Cellect and the Cellect Subsidiaries hold all required Governmental Authorizations that are material to the operation of the business of Cellect (collectively, the “Cellect Permits”) as currently conducted. Section 3.12(b) of the Cellect Disclosure Schedule identifies each Cellect Permit. As of the date of this Agreement, Cellect is in material compliance with the terms of the Cellect Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Cellect, threatened, which seeks to revoke, limit, suspend, or materially modify any Cellect Permit. The rights and benefits of each material Cellect Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Cellect and the Cellect Subsidiaries immediately prior to the Effective Time except where the unavailability of such Cellect Permit would not constitute a Cellect Material Adverse Effect.

(c) There are no proceedings pending or, to the Knowledge of Cellect, threatened with respect to an alleged violation by Cellect or any Cellect Subsidiary of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other Drug Regulatory Agency.

(d) To the Knowledge of Cellect, Cellect and each of its Subsidiaries hold all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Cellect or such Subsidiary as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Cellect Product Candidates”). Cellect holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Cellect Regulatory Permits”) and no such Cellect Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. Cellect has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Cellect Regulatory Permit. Cellect has made available to Quoin all information in its possession or control relating to the development, clinical testing, manufacturing, importation and exportation of the Cellect Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency.

(e) To the Knowledge of Cellect, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Cellect or any Cellect Subsidiary or in which Cellect or its Subsidiaries or their respective current products or services have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2012, neither Cellect nor any Cellect Subsidiary has received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Cellect threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Cellect or in which Cellect or Cellect Product Candidates, have participated.

(f) Cellect is not the subject of any pending, or to the Knowledge of Cellect, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Cellect, Cellect has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Cellect Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Cellect, nor to the Knowledge of Cellect, any of its respective officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Cellect, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Cellect or its officers, employees or agents.

Section 3.13 Grants and Subsidies. Section 3.13(a) of the Cellect Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants from the State of Israel or any agency thereof, or from any other Governmental Body, to Cellect and to any Cellect Subsidiary, including “Approved Enterprise”, “Benefitted Enterprise” or “Preferred Enterprise” status conferred by the Israeli Investment Center (the “Investment Center”). No prior approval of the Investment Center, or any other Governmental Body, is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of Cellect or any Cellect Subsidiary to any such incentive, subsidy, or benefit. Section 3.13(b) of Cellect Disclosure Schedule sets forth a complete and correct list of all pending and outstanding grants received by Cellect or any Cellect Subsidiary from the Israeli Innovation Authority (formerly known as the OCS) (the “IIA”). Cellect has made available to Quoin complete and correct copies of all documents requesting or evidencing grants, and supplements and amendments thereto, submitted by Cellect or by any of Cellect Subsidiary and of all letters of approval granted to Cellect or to any Cellect Subsidiary, as well as all correspondence or written summaries pertaining thereto. Without limiting the generality of the foregoing, with respect to grants from the IIA, Section 3.13(b) of the Cellect Disclosure Schedule includes the aggregate amounts of each grant, the aggregate outstanding obligations of Cellect and of the Cellect Subsidiaries thereunder, including royalty payments, and a description setting out the product, technology or know-how developed with each grant. Each of Cellect and of the Cellect Subsidiaries is in compliance with all terms, conditions and requirements of its grants and has duly fulfilled in all respects all the undertakings relating thereto. Any sale or other disposition of Cellect Biotherapeutics, will not give rise to any obligation of Cellect to make any payments to the IIA and Cellect Biotherapeutics shall indemnify and hold Cellect harmless for any such payments.

Section 3.14 Tax Matters.

(a) Cellect and each of its Subsidiaries has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Cellect nor any Cellect Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Cellect or Cellect Subsidiary do not file Tax Returns that such company is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Cellect or any Cellect Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Cellect and its Subsidiaries through the date of the Cellect Unaudited Interim Balance Sheet have been reserved for on the Cellect Unaudited Interim Balance Sheet. Since the date of the Cellect Unaudited Interim Balance Sheet, Cellect has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Cellect has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Cellect Unaudited Interim Balance Sheet) upon any of the assets of Cellect or any Cellect Subsidiary.

(e) No material deficiencies for Taxes with respect to Cellect or any Cellect Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any Liability in respect of Taxes of Cellect or any Cellect Subsidiary. No issues relating to Taxes of Cellect or any Cellect Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Cellect has delivered or made available Quoin complete and accurate copies of all federal income Tax and all other material Tax Returns of Cellect and each of the Cellect Subsidiaries (and the predecessors of each) for all taxable years ending on or after December 31, 2013, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Cellect with respect to federal income Tax and all other material Taxes. Neither Cellect nor any Cellect Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) Neither Cellect nor any Cellect Subsidiary (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; nor (ii) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code.

(g) Neither Cellect nor any Cellect Subsidiary has been a (i) United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (ii) a real estate company (Igud Mekarkein) for Israeli Tax purposes.

(h) Neither Cellect nor any Cellect Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords, the primary purpose of which does not relate to Taxes.

(i) Neither Cellect nor any Cellect Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Cellect) for federal, state, local or foreign Tax purposes. Neither Cellect nor any Cellect Subsidiary has any Liability for the Taxes of any Person (other than Cellect) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise by operation of applicable Legal Requirements.

(j) Neither Cellect nor any Cellect Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither Cellect nor any Cellect Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Cellect, other arrangement or Contract which is treated as a partnership for Tax purposes.

(l) Neither Cellect nor any Cellect Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made prior to Closing, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into prior to Closing, (iii) prepaid amount received outside the Ordinary Course of Business prior to Closing, or (iv) election under Section 108(i) of the Code made prior to Closing.

(m) Neither Cellect nor any Cellect Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) Neither Cellect nor any Cellect Subsidiary has taken any action, or has any Knowledge of any fact or circumstance (including, for the avoidance of doubt, any actions that may be otherwise permitted pursuant to Section 4.6), that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The representations set forth in Section 3.14(n) of the Cellect Disclosure Schedule are correct as of the date of this Agreement and will continue to be correct until the Effective Time.

(o) Cellect has made available to Quoin for inspection at Quoin’s office (i) complete and correct copies of all income and other material Tax Returns of Cellect or any Cellect Subsidiary filed with respect to taxable periods ended on or after December 31, 2013, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of Cellect or any Cellect Subsidiary, in each case relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(p) Cellect has disclosed on its income Tax Returns all positions that could give rise to the imposition on it of a substantial understatement penalty under Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(q) Cellect has not participated in an international boycott within the meaning of Section 999 of the Code.

(r) All related party transactions involving Cellect and any Cellect Subsidiary have been conducted at arm’s length in compliance with Code Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax Law.

(s) Neither Cellect nor any Cellect Subsidiary (i) has been required to make a basis reduction pursuant to former Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); (ii) is or has been required to redetermine or reduce basis pursuant to Treasury Regulation Section 1.1502-36(b) or (c) or has been required to reduce any attributes under Treasury Regulation Section 1.1502-36(d); and (iii) has incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code.

(t) Except as set forth on Section 3.14(t) to the Cellect Disclosure Schedule, neither Cellect nor any Cellect Subsidiary is subject to Tax in any jurisdiction outside the jurisdiction of its organization by virtue of (i) having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business or (ii) otherwise having a taxable presence in that jurisdiction.

(u) Neither Cellect nor any Cellect Subsidiary is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(v) Nothing in this Section 3.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of Cellect or any Cellect Subsidiary in any taxable period (or portion thereof) beginning after the Effective Time, or (ii) any Tax position that Cellect or its Affiliates (including the Surviving Corporation) may take in respect of any taxable period (or portion thereof) beginning after the Effective Time.

(w) Neither Cellect nor any Cellect Subsidiary (i) was a party to a transaction classified as a “reportable transaction” under Section 131C(2)(g) of the ITO and the regulations promulgated thereunder, (ii) has obtained an “Opinion,” as defined in Section 131D of the Israeli Tax Ordinance, nor has it taken a position regarding taxation classified as a “Reportable Position,” as defined in Section 131E of the Israeli Tax Ordinance, or (iii) is subject to restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made in connection with the provisions of Part E2.

(x) Cellect and all Cellect Subsidiaries are in compliance with all transfer pricing requirements in all jurisdictions in which any of them do business. None of the transactions between or among Cellect, Cellect Subsidiaries and other Affiliates may be subject to adjustment, apportionment, allocation or recharacterization under Section 85A of the ITO and the regulations promulgated thereunder or any Legal Requirement. All such transactions have been effected on an arm’s length basis and Cellect has made available to Quoin all material intercompany agreements, contracts and arrangements relating to transfer pricing.

(y) Section 3.14(y) of the Cellect Disclosure Schedule lists each Tax incentive, subsidy or benefit granted to or enjoyed by either Cellect or any Cellect Subsidiary under the laws of Israel, the period for which such Tax incentive, subsidy or benefit applies, and the nature of such Tax incentive, subsidy or benefit. Cellect and all Cellect Subsidiaries have complied, in all material respects, with the requirements of Israeli law with respect to such incentives, subsidies or benefits.

(z) Section 3.14(z) of the Cellect Disclosure Schedule lists each of Cellect and the Cellect Subsidiaries which is registered for value-added tax (“VAT”) purposes. Cellect and any Cellect Subsidiary have complied in all material respects with all applicable Legal Requirements concerning VAT, including with respect to the making on time of accurate returns and payments and the maintenance of records. Neither Cellect nor any Cellect Subsidiary has made any exempt supplies in the current or preceding VAT year applicable to them, and there are no circumstances by reason of which it would be reasonably expected that there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by them.

(aa) Section 3.14(aa) of the Cellect Disclosure Schedule lists all the “taxation decisions” (hachlatat misui) each of Cellect and any of the Cellect Subsidiaries have obtained from the Israel tax authority. Other than the taxation decisions listed in Section 3.14(aa) of the Cellect Disclosure Schedule none of Cellect of the Cellect Subsidiaries has received any “taxation decision” from the Israel tax authority.

(bb) The 2014 Plan is intended to qualify as a capital gains route plan under Section 102(b)(2) of the ITO and was approved by the Israel tax authority or is deemed approved by passage of time without objection by the Israel tax authority. Except as set forth in Section 3.14(bb) of the Cellect Disclosure Schedule, all Cellect Options granted under Section 102 of the ITO were and are currently in compliance with the applicable requirements of Section 102(b) of the ITO (including the relevant sub-section of Section 102) and the written requirements and guidance of the Israel tax authority, including the filing of the necessary documents with the Israel tax authority, the grant of such options only following the lapse of the required 30-day period from the filing of the 2014 Plan with the Israel tax authority, the receipt of the required written consents from the requisite holder of such options, the appointment of an authorized trustee to hold such options (or shares resulting therefrom, as applicable) and the due deposit of Cellect Options with such trustee pursuant to the terms of Section 102 of the ITO, and applicable regulations and rules and the guidance published by the Israel tax authority on July 24, 2012 and the clarification dated November 6, 2012.

Section 3.15 Employee and Labor Matters; Benefit Plans.

(a) Section 3.15(a) of the Cellect Disclosure Schedule contains a list of all of Cellect and Cellect’s Subsidiaries’ current employees as of the date of this Agreement (the “Cellect Employees”), and correctly reflects: (i) their name and dates of hire; (ii) their position, full-time or part-time status, including each Cellect Employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable law; (iii) their monthly base salary or hourly wage rate, as applicable; (iv) any other compensation payable to them including housing allowances, compensation payable pursuant to bonus (for the current fiscal year and the most recently completed fiscal year), deferred compensation or commission arrangements, overtime payment, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such Cellect Employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law (1963) (“Section 14 Arrangement”) (and, to the extent such Cellect Employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary) and notice period entitlement; (v) the city/country of employment, citizenship, manager’s name and work location, date of birth, any material special circumstances (including pregnancy, disability or military service), and (vi) any promises or commitments made to any of the Cellect Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits listed in Section 3.15(a) of the Cellect Disclosure Schedule. Other than as listed in Section 3.15(a) of the Cellect Disclosure Schedule, (i) there are no other employees employed by the Cellect or by any Cellect Subsidiary, and (ii) all current and former employees of Cellect and the Cellect Subsidiaries have signed an employment agreement substantially in the form delivered or made available to Quoin. Other than their base salary, the Cellect Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for the social contributions. Details of any Person who has accepted an offer of employment made by Cellect or any Cellect Subsidiary but whose employment has not yet started are contained in Section 3.15(a) of the Cellect Disclosure Schedule.

(b) Section 3.15(b) of the Cellect Disclosure Schedule contains a list of all of Cellect and Cellect’s Subsidiaries’ current independent contractors and consultants and, for each, such individual’s compensation and benefits, the initial date of such individual’s engagement, the term of the engagement, period of notice entitlement prior to termination notice entitlement.

(c) Section 3.15(c) of the Cellect Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Cellect or any Cellect Affiliate (collectively, “Cellect Service Providers”), or which is maintained by, administered or contributed to by, or required to be contributed to by, Cellect or any Cellect Affiliate, or under which Cellect or any Cellect Affiliate has any current or may incur any future Liability (each, an “Cellect Employee Plan”) (other than offer letters with non-officer employees which are materially consistent with forms delivered or made available by Cellect prior to the execution of this Agreement; equity grant notices, and related documentation, with respect to Cellect Employees; and agreements with consultants entered into in the Ordinary Course of Business and which are materially consistent with forms delivered or made available by Cellect prior to the execution of this Agreement) and separately identifies each Cellect Employee Plan that is maintained primarily for the benefit of Cellect Service Providers outside the United States, including each material old age part time and early retirement scheme, retirement plan, pension plan (funded and unfunded), deferred compensation and life insurance plan (each, an “Cellect Foreign Plan”).

(d) With respect to each Cellect Employee Plan, Cellect has made available to Quoin a true and complete copy of, to the extent applicable: (i) such Cellect Employee Plan, including any amendments thereto; (ii) each currently effective trust agreement related to such Cellect Employee Plan; (iii) the most recent summary plan description, with any summary or material modifications, prospectus or other summary for each Cellect Employee Plan; (iv) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three (3) years; and (vi) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(e) Each Cellect Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the United States Internal Revenue Service. To the Knowledge of Cellect, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Cellect Employee Plan or the exempt status of any related trust.

(f) Each Cellect Employee Plan has been operated and maintained in compliance in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements. All contributions required to be made by Cellect, any of its Subsidiaries or any Cellect Affiliate to any Cellect Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice).

(g) No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Cellect, is threatened, against or with respect to any Cellect Employee Plan.

(h) No Cellect Employee Plan provides for medical, welfare, retirement or death benefits beyond termination of service or retirement, other than as provided in Section 3.15(h) of the Cellect Disclosure Schedule. Except as provided in Section 3.15(h) of the Cellect Disclosure Schedule and identified as a self-funded plan, neither Cellect nor any Cellect Affiliate sponsors or maintains any self-funded employee welfare benefit plan.

(i) All Cellect Foreign Plans comply in all material respects with applicable Legal Requirements. With respect to each Cellect Foreign Plan, either (i) such Cellect Foreign Plan does not require funding and is not required to be recognized as a book-reserved plan, or (ii) the fair market value of the assets of each funded Cellect Foreign Plan, the liability of each insurer for any Cellect Foreign Plan funded through insurance, or the book reserve established for any Cellect Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Cellect Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Cellect Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations. Section 3.15(i) of the Cellect Disclosure Schedule lists, as of the date of this Agreement, the Cellect Service Providers who are eligible to participate in each Cellect Foreign Plan.

(j) Each Cellect Option grant was properly accounted for in accordance with IFRS in the financial statements (including the related notes) of Cellect and disclosed in Cellect filings with the Securities and Exchange Commission in accordance with the Exchange Act and all other applicable Legal Requirements. Cellect has not knowingly granted, and there is no and has been no policy or practice of Cellect of granting, Cellect Options prior to, or otherwise coordinating the grant of Cellect Options with, the release or other public announcement of material information regarding Cellect or its results of operations or prospects.

(k) No Cellect Options are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the regulations and guidance thereunder) maintained by or under which Cellect or any of Cellect Subsidiary makes, is obligated to make or promises to make, payments (each, an “Cellect 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the regulations and guidance thereunder. No payment to be made under any Cellect 409A Plan is, or to the Knowledge of Cellect will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l) Cellect and the Cellect Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Cellect, threatened or reasonably anticipated against Cellect relating to any employee, employment agreement, independent contractor, independent contractor agreement or Cellect Employee Plan. There are no pending or, to the Knowledge of Cellect, threatened or reasonably anticipated claims or actions against Cellect or any trustee of Cellect under any worker’s compensation policy or long term disability policy. Cellect is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices. Cellect has good labor relations.

(m) No current or former consultant or independent contractor of Cellect or any Cellect Subsidiary would reasonably be deemed to be a misclassified employee. Except as set forth on Section 3.15(p) of the Cellect Disclosure Schedule, no independent contractor is eligible to participate in any Cellect Employee Plan. Neither Cellect nor any Cellect Subsidiary has material Liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages.

(n) Neither Cellect nor any Cellect Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Cellect prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(o) No employee of Cellect or any Cellect Subsidiary is covered by an effective or pending collective bargaining agreement or similar labor agreement, and there has never been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Cellect or any Cellect Subsidiary. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute. No union or other collective bargaining unit has been certified or recognized by Cellect or any Cellect Subsidiary as representing any of its employees, and neither Cellect nor any Cellect Subsidiary pays any dues to the Israeli General Federation of Labor (or Histadrut) or participates in the expenses of any Workers’ Committee (or Va’ad Ovdim).

(p) Cellect is not, and neither Cellect nor any Cellect Subsidiary, has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Cellect, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Cellect Associate, including charges of unfair labor practices or discrimination complaints.

(q) Each of Cellect and Cellect’s Subsidiaries has complied in all material respects with all Israeli laws relating to the employment of labor, including, without limitation, the Israeli Notification to an Employee (Terms of Employment) Law (2002), Notice to Employee (Terms of Employment) Law (2002), Prevention of Sexual Harassment Law (1998), Hours of Work and Rest Law (1951), Annual Leave Law (1951), Salary Protection Law (1958), Employment by Human Resource Contractors Law (1996), Advance Notice for Dismissal and Resignation Law (2001), and the Increased Enforcement of Labor Legislation Law (2011), and including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, and is not liable for any arrearages of wages or any Taxes or penalties for failure to comply with any of the foregoing.

(r) There is no Contract or arrangement to which Cellect or any Cellect Subsidiary is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise Taxes paid pursuant to Sections 409A or 4999 of the Code.

(s) Neither Cellect nor any Cellect Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(t) Except as set forth in Section 3.15(t) of the Cellect Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Cellect, (ii) materially increase or otherwise enhance any benefits otherwise payable by Cellect, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Cellect or (v) result in the forgiveness in whole or in part of any outstanding loans made by Cellect to any Person. Each item set forth in Section 3.15(t) of the Cellect Disclosure Schedule has been duly and properly approved in accordance with any requirements under applicable law.

(u) Except as noted on Section 3.15(u) of the Cellect Disclosure Schedule, all individuals employed by Cellect and its Subsidiaries are employed at-will and Cellect and its Subsidiaries have no employment or other agreements that contain any severance, change in control, termination pay liabilities, or advance notice requirements, and all agreements with independent contractors or consultants may be terminated by Cellect without penalty or Liability with thirty (30) days or less notice.

(v) Cellect and its Subsidiaries have paid all wages, bonuses, commissions, severance, and other benefits and sums due (and all required Taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments to its employees and former employees and individuals performing services as independent contractors or consultants, other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses.

(w) Solely with respect to employees of Cellect or any Cellect Subsidiary who reside or work in Israel (each, an “Israeli Employee”), and consultants, agents and independent contractors engaged in Israel by Cellect or any Cellect Subsidiary (each an “Israeli Service Provider”), and except as set forth in Section 3.15(w) of the Cellect Disclosure Schedule:

(i) Neither Cellect nor any Cellect Subsidiary is party to or subject to the provisions of any collective agreement.

(ii) Except for any extension order (tzavei harchava) which applies generally to the Israeli economy or the industry in which Cellect operates, neither Cellect nor any Cellect Subsidiary has been or is subject to, and no Israeli Employee benefits from, any extension order, which apply to all its Israeli employees, with respect to which Cellect and the Cellect Subsidiaries are in full compliance and no Cellect Employee or the Cellect Subsidiary benefits from any such extension order.

(iii) Cellect and the Cellect Subsidiaries’ obligations to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law (5723-1963) are fully funded or accrued in Cellect’s financial statements.

(iv) All amounts that Cellect or any Cellect Subsidiary is legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to the Israeli Employees’ and Israeli Service Providers’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employee’s salaries or Israeli Service Providers’ compensation and benefits and to pay to any Governmental Body as required by the Israeli Tax Ordinance and the Israeli National Insurance Law (1995) or otherwise, have, in each case, been duly deducted, transferred, withheld and paid in all material respects, and neither Cellect nor any Cellect Subsidiary has any outstanding obligation to make any such deduction, transfer, withholding or payment.

(v) Cellect has made available complete and correct copies of all: (i) material agreements with Israeli Service Providers and Israeli Employees and (ii) material manuals and material written policies relating to the employment of Israeli Employees.

(vi) The employment and engagement of each of the current Israeli Employees and Israeli Service Providers of Cellect is terminable by grant of no more than thirty (30) days’ prior notice.

(vii) There are no unwritten policies, practices or customs of Cellect or any Cellect Subsidiary that could reasonably be expected to entitle any Israeli Employee or Israeli Service Provider to material benefits in addition to what such Israeli Service Provider or Israeli Employees is entitled to by applicable law or under the terms of their respective employment or service provider’s agreement (including unwritten customs or practices concerning bonuses or severance payments not required under applicable law) or as provided under the Cellect Disclosure Schedule.

Section 3.16 Environmental Matters. Cellect and each Cellect Subsidiary is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Cellect of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not a Cellect Material Adverse Effect. Neither Cellect nor any Cellect Subsidiary has received since January 1, 2016 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Cellect or any Cellect Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Cellect, there are no circumstances that may prevent or interfere with Cellect’s compliance with any Environmental Law in the future. To the Knowledge of Cellect: (i) no current or prior owner of any property leased or controlled by Cellect or any Cellect Subsidiary has received since January 1, 2016, any written notice or other communication relating to property owned or leased at any time by Cellect, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Cellect or any Cellect Subsidiary is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Cellect nor any Cellect Subsidiary has any material Liability under any Environmental Law.

Section 3.17 Insurance.

(a)    Cellect made available to Quoin accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Cellect and each Cellect Subsidiary, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Cellect and each Cellect Subsidiary is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since January 1, 2016, neither Cellect nor any Cellect Subsidiary has received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Cellect or any Cellect Subsidiary. Cellect and each Cellect Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Cellect or any Cellect Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Cellect or any Cellect Subsidiary of its intent to do so.

(b)    Cellect has delivered to Quoin accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Cellect and each Cellect Subsidiary as of the date of this Agreement (the “Existing Cellect D&O Policies”). Section 3.17(b) of the Cellect Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Cellect and each Cellect Subsidiary with respect to the Existing Cellect D&O Policies. All premiums for the Existing Cellect D&O Policies have been paid.

Section 3.18 Legal Proceedings; Orders.

(a)    Except as set forth in Section 3.18 to the Cellect Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Cellect, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Cellect or any of the Cellect Subsidiary, or to the Knowledge of Cellect, any director or officer of Cellect (in his or her capacity as such) or any of the material assets owned or used by Cellect or any Cellect Subsidiary; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Cellect, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)    There is no material outstanding order, writ, injunction, judgment or decree to which Cellect or any Cellect Subsidiary, or any of the material assets owned or used by Cellect or any Cellect Subsidiary, is subject. To the Knowledge of Cellect, no officer of Cellect or any Cellect Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Cellect or any Cellect Subsidiary or to any material assets owned or used by Cellect or any Cellect Subsidiary.

Section 3.19 Anti-Corruption. Neither Cellect or any Cellect Subsidiary has, and none of any of Cellect’s directors, managers or employees or, to the Knowledge of Cellect, any of its agents, Representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Cellect or in connection with the business of Cellect, has in the last five (5) years or any applicable statute of limitations period if longer than five (5) years, (i) directly or indirectly offered, promised, authorized, provided, solicited, or accepted any corrupt or improper payment (such as a bribe or kickback) or benefit (such as an excessive gift, hospitality, favor, or advantage) to or from any Person in exchange for business, a license or permit, a favorable inspection or other decision, or any other financial or other advantage or purpose, or (ii) otherwise violated any Anti-Corruption/AML Laws.

Section 3.20 Inapplicability of Anti-takeover Statutes. The Cellect Board of Directors and the board of directors of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

Section 3.21 No Financial Advisor. Except as set forth on Section 3.21 of the Cellect Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Cellect or any Cellect Subsidiary.

Section 3.22 Bank Accounts; Deposits.

(a)    Section 3.22(a) of the Cellect Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Cellect or any Cellect Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of December 31, 2016 and the names of all individuals authorized to draw on or make withdrawals from such accounts

(b)    All existing accounts receivables of Cellect and any Cellect Subsidiary (including those accounts receivable reflected on the Cellect Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Cellect Unaudited Interim Balance Sheet and have not yet been collected) represent valid obligations of customers of Cellect arising from bona fide transactions entered into in the Ordinary Course of Business. All deposits of Cellect and any Cellect Subsidiary (including those set forth on the Cellect Unaudited Interim Balance Sheet) are fully refundable to Cellect.

Section 3.23 Transactions with Affiliates. Except as set forth in the Cellect SEC Documents filed prior to the date of this Agreement, since the date of Cellect’s annual report on Form 20-F for the year ended December 31, 2019 with the SEC, no event has occurred that would be required to be reported by Cellect pursuant to Item 7B of Form 20-F promulgated by the SEC. Section 3.23 of the Cellect Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Cellect as of the date of this Agreement.

Section 3.24 Valid Issuance. The ADRs representing Cellect Ordinary Shares to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

Section 3.25 Code of Ethics. Cellect has adopted a code of ethics, as defined by Item 16B of Form 20-F of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Cellect has disclosed any change in or waiver of Cellect’s code of ethics with respect to any such persons, as required by Item 16B of Form 20-F. To the Knowledge of Cellect, there have been no violations of provisions of Cellect’s code of ethics by any such persons.

Section 3.26 Opinion of Financial Advisor. The Cellect Board of Directors has received an opinion of Cassel Salpeter & Co., LLC, the financial advisor to Cellect, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Cellect from a financial point of view. Cellect will furnish an accurate and complete copy of such opinion to Quoin promptly following execution of this Agreement.

Section 3.27 Shell Company Status. Cellect is not an issuer identified in Rule 144(i)(1) or of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

Section 3.28 Foreign Private Issuer. Cellect has at all times since, July 1, 2016 been and currently is a “foreign private issuer” as such term is defined in the Exchange Act.

Section 3.29 Exclusivity of Representations; Reliance.

(a)    Except as expressly set forth in this Article 3, neither Cellect, the Cellect Subsidiaries, nor any Person on behalf of Cellect or the Cellect Subsidiaries has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Cellect or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)    Cellect and Merger Sub acknowledge and agree that, except for the representations and warranties of Quoin set forth in Article 2, none of Cellect, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Quoin or any other Person made outside of Article 2 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 4
CERTAIN COVENANTS OF THE PARTIES

Section 4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a)    provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b)    provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c)    permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or reasonably appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)      all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(ii)   any written materials or communications sent by or on behalf of a Party to its stockholders;

(iii)     any material notice, document or other communication sent by or on behalf of a Party to any party to any Cellect Material Contract or Quoin Material Contract, as applicable, or sent to a Party by any party to any Cellect Material Contract or Quoin Material Contract in connection the Contemplated Transactions, as applicable;

(iv) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(v)    any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vi) any material notice, report or other document received by a Party from any Governmental Body.

(d)    Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege.

Section 4.2 Operation of Cellect’s Business.

(a)    Except as set forth on Section 4.2(a) of the Cellect Disclosure Schedule, as expressly required or permitted by this Agreement (including pursuant to the Bridge Loan and the Quoin Financing), or as required by applicable Legal Requirements, during the Pre-Closing Period, Cellect shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Cellect Contracts that constitute Cellect Material Contracts.

(b)    Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Cellect Disclosure Schedule, as expressly required or permitted by this Agreement, including in connection with the transfer of Cellect Biotherapeutics or the CVR Agreement, or as required by applicable Legal Requirements, Cellect shall not, without the prior written consent of Quoin (which consent shall not be unreasonably withheld or delayed):

(i)      (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Cellect Capital Stock (other than the CVR Agreement) or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities except pursuant to Cellect Contracts existing as of the date of this Agreement;

(ii)   sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except for Cellect Ordinary Shares issued upon the valid exercise of Cellect Options or Cellect Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)     amend the Articles of Association or other charter or organizational documents of Cellect, or the certificate of incorporation, bylaws or other charter or organizational documents of Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity, except for the investment of amounts out of the cash reserves of Cellect as of the Effective Time in another corporation in connection with the transfer of Cellect Biotherapeutics;

(v)    (A) lend money to any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $150,000 in excess of;

(vi) enter into any Contract with a labor union or collective bargaining agreement;

(vii)   enter into any material transaction outside the Ordinary Course of Business;

(viii)        acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, other than in the Ordinary Course of Business;

(ix) (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)    enter into, amend or terminate any Cellect Contract that, if effective as of the date hereof, would constitute a Cellect Material Contract;

(xi) initiate or settle any Legal Proceeding;

(xii)   incur any Liabilities or otherwise take any actions other than in the Ordinary Course of Business;

(xiii)        adopt any stockholder rights plan or similar arrangement;

(xiv) renew, extend or modify the current sublease for Cellect’s principal executive office space; or

(xv)    agree, resolve or commit to do any of the foregoing. Nothing contained in this Agreement is intended to give Quoin, directly or indirectly, the right to control or direct Cellect’s operations during the Pre-Closing Period.

Section 4.3        Operation of Quoin’s Business.

(a)    Except as set forth on Section 4.3(a) of the Quoin Disclosure Schedule, as expressly required or permitted by this Agreement or as required by applicable Legal Requirements, during the Pre-Closing Period, Quoin shall conduct its business and operations in the Ordinary Course of Business in compliance, in all material respects, with all applicable Legal Requirements and the requirements of all Quoin Contracts that constitute Quoin Material Contracts.

(b)    Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Quoin Disclosure Schedule, as expressly permitted by this Agreement, or as required by applicable Legal Requirements, Quoin shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Cellect (which consent shall not be unreasonably withheld or delayed):

(i)      (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of Quoin Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities except pursuant to Quoin Contracts existing as of the date of this Agreement or (C) repay any outstanding debt outside of the ordinary course of business;

(ii)   Other than in connection with the Bridge Loan or the Quoin Financing, sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except in connection with shares of Quoin Common Stock issued upon the valid exercise of the Quoin Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)     amend the certificate of incorporation, bylaws or other charter or organizational documents of Quoin, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)    except as set forth on Section 4.3(b)(v) of the Quoin Disclosure Schedule, (A) lend money to any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $150,000;

(vi) enter into any Contract with a labor union or collective bargaining agreement;

(vii)   except as set forth on Section 4.3(b)(vii) of the Quoin Disclosure Schedule, acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(viii)        (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) adopt any stockholder rights plan or similar arrangement;

(x)    enter into any material transaction outside the Ordinary Course of Business;

(xi) enter into, amend or terminate any Quoin Contract that, if effective as of the date hereof, would constitute a Quoin Material Contract;

(xii)   initiate or settle any Legal Proceeding;

(xiii)        incur any Liabilities or otherwise take any actions other than in the Ordinary Course of Business;

(xiv) renew, extend or modify the current sublease for Quoin’s principal executive office space; or

(xv)    agree, resolve or commit to do any of the foregoing. Nothing contained in this Agreement is intended to give Cellect, directly or indirectly, the right to control or direct Quoin’s operations during the Pre-Closing Period.

Section 4.4 Notification of Certain Matters.

(a)    During the Pre-Closing Period, Cellect shall:

(i)      promptly notify Quoin of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Cellect, or to the Knowledge of Cellect, any director or officer of Cellect, that is commenced or asserted against, or, to the Knowledge of Cellect, threatened against, Cellect or any director or officer of Cellect; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Cellect Disclosure Schedule; and

(ii)   promptly notify Quoin in writing of: (A) the discovery by Cellect of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Cellect in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Cellect in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Cellect in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Quoin pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Cellect contained in this Agreement or the Cellect Disclosure Schedule for purposes of Section 8.1.

(b)    During the Pre-Closing Period, Quoin shall:

(i)      promptly notify Cellect of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Quoin, or to the Knowledge of Quoin, any director or officer of Quoin, that is commenced or asserted against, or, to the Knowledge of Quoin, threatened against, Quoin, any of its Subsidiaries, or any director or officer of Quoin; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement; and

(ii)   promptly notify Cellect in writing, of: (i) the discovery by Quoin of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Quoin in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Quoin in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Quoin in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Cellect pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Quoin contained in this Agreement or the Quoin Disclosure Schedule for purposes of Section 7.1.

Section 4.5 No Solicitation.

(a)    Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party).

(b)    Notwithstanding anything contained in Section 4.5(a), prior to receipt of the Required Quoin Stockholder Vote, in the case of Quoin, or the Required Cellect Shareholder Vote, in the case of Cellect, such Party, (i) may enter into discussions or negotiations with, any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding such Party pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither such Party nor any Representative of such Party has breached this Section 4.5; (B) the Board of Directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least three (3) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least three (3) Business Days prior to furnishing any such non-public information to such Person, such Party furnishes such non-public information to Quoin or Cellect, as applicable (to the extent such non-public information has not been previously furnished by such Party to Quoin or Cellect, as applicable). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(c)    If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five (5) Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(d)    Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal. The Parties shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing each Person which as heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of the respective Party, and such Party shall use commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

Section 4.6 Specified Asset Sale. Cellect has entered into an agreement with EnCellex, Inc., a newly formed US corporation (the “NewCo”), in the form attached hereto as Exhibit G (the “Specified Assets Agreement”). Pursuant to the terms of the Specified Assets Agreement, prior to the Closing: (a) all employees of Cellect who are not employed directly by Cellect Biotherapeutics (and any and all obligation to any such employees) will be transferred to Cellect Biotherapeutics, (b) Cellect will transfer all of the Cellect Contracts other than those set forth in Schedule 4.6 to Cellect Biotherapeutics, (c) Cellect will transfer Cellect Net Cash to Cellect Biotherapeutics, (d) Cellect will sell and transfer Cellect Biotherapeutics to NewCo, and (e) NewCo and Cellect Biotherapeutics will assume and be fully and solely responsible for any and all liabilities of Cellect Biotherapeutics or NewCo and the operation of NewCo or Cellect Biotherapeutics after the Effective Time, in consideration for the earnout payments set forth in the Specified Assets Agreement. At the Closing, Cellect will issue CVRs for the benefit of the Cellect Shareholders as of immediately prior to the Effective Time, entitling the holders of such CVRs to receive their pro rata share (out of all CVRs) of the consideration payable under the Specified Assets Agreement in accordance with the CVR Agreement. Cellect will apply for a tax ruling with the Israeli tax authority, which will govern the tax treatment for the distribution of CVRs and underlying payments, extension of exercise period for grantees under the 2014 Plan and the provisions of Section 1.13.

Article 5
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1        Registration Statement.

(a)    As promptly as practicable after the execution and delivery of this Agreement, Cellect and Quoin shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials relating to the Cellect Shareholders Meeting (together with all amendments thereof or supplements thereto, the “Proxy Statement”), and Cellect shall prepare and file with the SEC registration statement on Form F-4 (the “F-4 Registration Statement” and together with the prospectus contained in the F-4 Registration Statement and the Proxy Statement, the “Proxy Statement/Prospectus”), in which the Proxy Statement/Prospectus shall be included, covering the ADRs to be issued in the Merger. Each of Cellect and Quoin shall use all reasonable efforts to cause the Proxy Statement to be cleared by the SEC, and the F-4 Registration Statement to become effective under the Securities Act, as soon as practicable after the date of such filing and to keep the F-4 Registration Statement effective as long as is necessary to consummate the Merger. Prior to the effective date of the F-4 Registration Statement, Cellect shall take all actions reasonably required under any applicable federal securities laws or applicable laws of any state in connection with the issuance of ADSs in the Merger. The Proxy Statement/Prospectus shall include, among other things, (i) the recommendation of the board of directors of Cellect that Cellect’s stockholders vote in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including, without limitation, the Merger), and (ii) the opinion of Cassel Salpeter & Co., LLC referred to in Section 3.26. Each of Cellect and Quoin shall use all commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of Cellect Shareholders and Quoin Stockholders as promptly as practicable after the F-4 Registration Statement becomes effective and, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies.

(b)    Cellect shall make, and Quoin shall cooperate in, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and all applicable Israeli securities laws and regulation and United States state securities and “blue sky” laws. Each party shall advise the other, promptly after receipt of notice thereof, of the time of the effectiveness of the F-4 Registration Statement, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or of any SEC request for an amendment to the Proxy Statement/Prospectus or the F-4 Registration Statement, SEC comments thereon and each party’s responses thereto or SEC requests for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the F-4 Registration Statement shall be filed by Cellect without providing Quoin a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Time, Cellect or Quoin should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the F-4 Registration Statement or the Proxy Statement/Prospectus, so that the documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Legal Requirements, disseminated to the stockholders of Cellect and Quoin.

(c)    Cellect shall notify Quoin promptly of the receipt of any comments from the SEC or the staff of the SEC, if any, and of any request by the SEC or the staff of the SEC, if any, for amendments or supplements to the Proxy Statement/Prospectus or the F-4 Registration Statement or for additional information and shall supply Quoin with copies of all correspondence between Cellect or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus or the F-4 Registration Statement or the Contemplated Transactions. Cellect shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement/Prospectus or the F-4 Registration Statement, and shall give Quoin and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(d)    Cellect covenants and agrees that the Proxy Statement/Prospectus or the F-4 Registration Statement will not, at the time that the Proxy Statement/Prospectus or the F-4 Registration Statement or any amendment or supplement thereto is filed with or submitted to the SEC or is first mailed to the Cellect Shareholders, at the time of the Cellect Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Cellect makes no covenant, representation or warranty with respect to statements made in the Proxy Statement/Prospectus or the F-4 Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Quoin specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus or the F-4 Registration Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects. Quoin covenants and agrees that information furnished in writing by Quoin specifically for inclusion in the Proxy Statement/Prospectus or the F-4 Registration Statement will not, at the time that the Proxy Statement/Prospectus or the F-4 Registration Statement or any amendment or supplement thereto is filed with or submitted to the SEC or is first mailed to the Cellect Shareholders, at the time of the Cellect Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e)    Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus or the F-4 Registration Statement to comply with the applicable rules and regulations promulgated by the SEC and the Companies Law, to respond promptly to any comments of the SEC or its staff. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus or the F-4 Registration Statement to be submitted to the SEC and then mailed to the Cellect Shareholders as soon as reasonably possible after the date hereof. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Quoin occurs, or if Quoin becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement/Prospectus or the F-4 Registration Statement, then Quoin shall promptly inform Cellect thereof and shall cooperate fully with Cellect in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of Cellect. No filing of, or amendment or supplement to the Proxy Statement/Prospectus or the F-4 Registration Statement will be made by Cellect without providing Quoin a reasonable opportunity to review and comment thereon.

(f)     Each of Quoin and Cellect agree to provide promptly to the other such information concerning its business and audited financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus or the F-4 Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus or the F-4 Registration Statement. Cellect shall not include in the Proxy Statement/Prospectus or the F-4 Registration Statement any information with respect to Quoin or its Affiliates, the form and content of which information shall not have been approved by Quoin prior to such inclusion.

Section 5.2        Quoin Stockholder Written Consent. Quoin shall obtain the Quoin Stockholder Written Consent for purposes of (i) adopting this Agreement, and approving the Merger and the other actions contemplated by this Agreement (the “Quoin Stockholder Matters”); (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL; and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

Section 5.3 Cellect Shareholders’ Meeting.

(a)    As promptly as practicable after the date hereof, Cellect shall take all action necessary under applicable Legal Requirements to call, give notice of (pursuant to publication of the Cellect Shareholders’ Meeting Notice in the F-4 Registration Statement) and hold a meeting of the holders of Cellect Ordinary Shares for the purpose of seeking approval of the following items, (A) the amendment of Cellect’s Articles of Association to increase the authorized Cellect Ordinary Shares, (B) the amendment of Cellect’s Articles of Association to effect the name change of Cellect (subject to consent of the Israeli Companies Registrar), (C) to approve the purchase by Cellect of a “Runoff” directors’ and officers’ liability insurance policy for a period of seven years following the Closing, and (D) any other matter required, at the reasonable discretion of the Board of Directors of Cellect and agreed to by Quoin, in order to give effect to the transactions contemplated under this Agreement (the matters contemplated by the foregoing clauses (A)–(D), collectively, the “Cellect Shareholder Matters”) and (ii) mail to the Cellect Shareholders as of the record date established for stockholders’ meeting of Cellect, the Proxy Statement (such meeting, the “Cellect Shareholders’ Meeting”).

(b)    Cellect agrees that, subject to Section 5.3(c): (i) the Cellect Board of Directors shall recommend that the holders of Cellect Ordinary Shares vote to approve the Cellect Shareholder Matters; (ii) the Proxy Statement shall include a statement to the effect that the Cellect Board of Directors recommends that Cellect Shareholders vote to approve the Cellect Shareholder Matters (the “Cellect Board Recommendation”); and (iii) (A) the Cellect Board Recommendation shall not be withdrawn or modified in a manner adverse to Quoin, and no resolution by the Cellect Board of Directors or any committee thereof to withdraw or modify the Cellect Board Recommendation in a manner adverse to Quoin shall be adopted or proposed and (B) the Cellect Board of Directors shall not recommend any Acquisition Transaction (collectively with any failure to make or include the recommendation as set forth in sub-sections (i) and (ii) above, an “Cellect Board Adverse Recommendation Change”).

(c)    Notwithstanding the foregoing, at any time prior to the receipt of the Required Cellect Shareholder Vote, the Cellect Board of Directors may make a Cellect Board Adverse Recommendation Change, if the Cellect Board of Directors has received an Acquisition Proposal that the Cellect Board of Directors has determined in its reasonable, good faith judgment, after consultation with Cellect’s outside legal counsel, constitutes a Superior Offer, the Cellect Board of Directors determines in its good faith judgment, after consultation with Cellect’s outside legal counsel, that not making a Cellect Board Adverse Recommendation Change would reasonably constitute a breach of its fiduciary obligations under applicable Legal Requirements; provided, however, that prior to Cellect taking any action permitted under this Section 5.3(c), Cellect must promptly notify Quoin, in writing, before making a Cellect Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Cellect has received an Acquisition Proposal that the Cellect Board of Directors intends to declare a Superior Offer and that the Cellect Board of Directors intends to make a Cellect Board Adverse Recommendation Change.

(d)    Nothing contained in this Agreement shall prohibit Cellect or its Board of Directors from making any disclosure to the Cellect Shareholders if the Cellect Board of Directors determines in good faith, after consultation with its outside legal counsel, that such disclosure is required for the Cellect Board of Directors to comply with its fiduciary duties to the Cellect Shareholders under applicable Legal Requirements; provided, however, that in the case of any such disclosure or public statement shall be deemed to be a Cellect Board Adverse Recommendation Change, Cellect has complied with the terms of Section 5.3(c).

Section 5.4     Regulatory Approvals.

(a)    Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than 10 (ten) Business Days of the date hereof, all applications, notices, reports, undertakings and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

(b)    Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Quoin or Cellect, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, any Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

Section 5.5 Cellect Employee and Benefits Matters.

(a)    All of the employees of Cellect will be employed by Cellect Biotherapeutics which will be sold at Closing pursuant to the Specified Assets Agreement. Cellect Biotherapeutics shall be responsible for all accrued and unpaid compensation and benefits that may be required to be paid to any current or former employees of Cellect or Cellect Biotherapeutics.

(b)    In order to allow holders of Cellect Options granted under the 2014 Plan to exercise such Cellect Options following the Closing, it is hereby agreed that the 2014 shall not be cancelled or amended following the Closing in a manner that adversely affects the ability of holders of Cellect Options granted thereunder, to exercise such Cellect Options in accordance with their terms.

(c)    This Section 5.5 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement. Nothing in this Section 5.5, express or implied, will (i) constitute or be treated as an amendment of any Cellect Employee Plan or Quoin Employee Plan (or an undertaking to amend any such plan), or (ii) confer any rights or benefits on any Person other than Cellect and Quoin.

Section 5.6 Indemnification of Officers and Directors.

(a)    From the Effective Time through the seventh anniversary of the date on which the Effective Time occurs, each of Cellect and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Cellect (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Cellect, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Companies Law and in the case of the Surviving Corporation to the fullest extent permitted under the DGCL.

(b)    The Articles of Association of Cellect and the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Cellect shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Cellect than are presently set forth in the Articles of Association of Cellect and the certificate of incorporation and bylaws of Quoin, as applicable, which provisions shall not be amended, modified or repealed for a period of seven years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Cellect.

(c)    Cellect shall purchase a “tail” insurance policy for Cellect’s officers and directors with an effective date as of the Closing Date, which shall remain effective for seven years following the Closing Date, with at least the same coverage and amounts and containing the same terms and conditions that are not less favorable to the Cellect officers and directors than the Existing Cellect D&O Policies.

(d)    Cellect shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6

(e)    The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw, Articles of Association or agreement. The obligations of Cellect under this Section 5.6 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.6 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.6 applies, as well as their heirs and representatives, shall be third party beneficiaries of this Section 5.6, each of whom may enforce the provisions of this Section 5.6).

(f)     In the event Cellect or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Cellect or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Cellect shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

Section 5.7 Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Quoin shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Quoin Financing prior to the Closing.

Section 5.8 Disclosure. Without limiting Quoin’s or Cellect’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party has approved such press release or disclosure in writing; (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; (c) such press release or disclosure is consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); or (d) such press release or disclosure is to be issued or made in accordance with the provisions of Section 5.3(d).

Section 5.9 Listing. Cellect shall use its commercially reasonable efforts to: (a) maintain its existing listing on the NASDAQ Capital Market and to obtain approval of the listing of the combined company on the NASDAQ Capital Market; (b) to effect the ADR Ratio Adjustment, (c) without derogating from the generality of the requirements of clause “(a)” and to the extent required by the rules and regulations of NASDAQ, to (i) prepare and submit a notification form for the listing of the ADRs to be issued in the Merger, and (ii) to cause such ADRs to be approved for listing (subject to notice of issuance); and (d) to file an initial listing for the ADRs on the NASDAQ Capital Market (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be approved for listing (subject to official notice of issuance). Quoin will cooperate with Cellect as reasonably requested by Cellect with respect to the Nasdaq Listing Application and promptly furnish to Cellect all information concerning Quoin and Quoin Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

Section 5.10 Tax Matters.

(a)    Cellect, Merger Sub and Quoin shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)    This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (collectively, “Transfer Taxes”) shall be paid when due by the party, without deduction from any amount payable to the Quoin Stockholders, upon which such Taxes and fees are imposed under applicable Legal Requirements, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, the Quoin Stockholders and the Parties hereto will, and will cause their applicable Affiliates to, join in the execution of any such Tax Returns and other documentation; provided that any Transfer Taxes with respect to interests in real property owned, directly or indirectly, by Quoin or any of its Subsidiaries shall be borne by Cellect and expressly shall not be a Liability of the Quoin Stockholders.

(d)    The Parties acknowledge and agree that (i) Section 7874 of the Code will apply to the Merger, (ii) as a result of the application of Section 7874 of the Code, Cellect will be treated as a United States domestic corporation for purposes of the Code, and (iii) the Parties shall not take any tax reporting position inconsistent with the foregoing for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.11 Directors and Officers. Immediately prior to the Effective Time, (A) the Cellect Board of Directors shall appoint new members selected by Quoin to the Cellect Board of Directors, as permitted under the Articles of Association of Cellect (the “Quoin Designees”), (B) Cellect shall cause all members of the Cellect Board of Directors other than (i) the Quoin Designees and (ii) the external directors of Cellect Biotechnology immediately prior to the Effective Time appointed in accordance with Section 239 of the Companies Law, to tender their resignation from the Board of Directors of Cellect effective immediately (such resigning directors, the “Cellect Director Resignees”), (C) the Cellect Board of Directors shall appoint each of the directors to the committees of the Cellect Board of Directors as to be determined by Quoin, provided that after (A), (B) and (C) above shall have taken place, the Cellect Board of Directors and the Cellect committees shall satisfy the requisite independence requirements for the Cellect Board of Directors, as well as the sophistication, expertise and independence requirements for the required committees of the Cellect Board of Directors, pursuant to NASDAQ’s listing standards, and other requirements under the Companies Law. In addition, the Cellect Board of Directors shall take all necessary action to appoint each of the individuals selected by Quoin prior to Closing, as officers of Cellect effective at the Effective Time.

Section 5.12 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to Cellect, Quoin, Merger Sub, or the Contemplated Transactions, then each of Cellect, Quoin, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

Section 5.13 Shareholder Litigation. Cellect shall control any Legal Proceeding brought by stockholders of Cellect against Cellect and/or its directors relating to the Contemplated Transactions (“Shareholder Litigation”); provided, that Cellect shall give Quoin the right to review and comment in advance on all material filings or responses to be made by Cellect in connection with any Shareholder Litigation provided that Cellect can comply with any deadlines or timeframes to which it is subject thereunder, the right to participate (at Quoin’s expense) in such Shareholder Litigation, and the right to consult on the settlement with respect to such Shareholder Litigation, and Cellect shall in good faith take such comments into account, and, no such settlement shall be agreed to without Quoin’s prior written consent, which consent shall not be unreasonably withheld or delayed. Cellect shall promptly notify Quoin of any such Shareholder Litigation brought, or threatened, against Cellect and/or members of Cellect Board of Directors and shall keep Quoin informed on a current basis with respect to the status thereof.

Article 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

Section 6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

Section 6.2 Stockholder Approval. (a) Quoin has obtained the Required Quoin Stockholder Vote, (b) Cellect has obtained the Required Cellect Shareholder Vote, and (c) Quoin has received evidence, in form and substance satisfactory to it, that Merger Sub has obtained the Required Merger Sub Stockholder Vote.

Section 6.3 Listing. (a) The existing ADRs have been continually listed on The NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date, (b) the ADRs to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on The NASDAQ Capital Market as of the Effective Time, and (c) the Nasdaq Listing Application has been approved for listing (subject to official notice of issuance).

Section 6.4 No Governmental Proceedings. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Cellect, Merger Sub or Quoin any damages or other relief that may be material to Cellect or Quoin; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Cellect; (d) that would materially and adversely affect the right or ability of Cellect or Quoin to own the assets or operate the business of Cellect or Quoin; or (e) seeking to compel Quoin, Cellect or any Cellect Subsidiary to dispose of or hold separate any material assets as a result of the Merger.

Article 7
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CELLECT AND MERGER SUB

The obligations of Cellect and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Cellect, at or prior to the Closing, of each of the following conditions:

Section 7.1 Accuracy of Representations. (a) The representations and warranties of Quoin in Section 2.4(a), Section 2.4(a), and Section 2.4(c) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); (b) the representations and warranties of the Quoin set forth in clause “(b)” of the first sentence of Section 2.6 (Absence of Changes) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time (it being understood that any update of or modification to the Quoin Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded); (c) the representations and warranties of Quoin set forth in Section 2.13(n) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time; and (d) all other representations and warranties of Quoin in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Quoin Material Adverse Effect (provided that all “Quoin Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Quoin in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

Section 7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Quoin is required to comply with or to perform at or prior to the Closing have been complied with and performed by Quoin in all material respects.

Section 7.3 No Quoin Material Adverse Effect. Since the date of this Agreement, there has not occurred any Quoin Material Adverse Effect.

Section 7.4 Closing Certificate. Cellect shall have received from Quoin a certificate executed by the Chief Executive Officer and Chief Financial Officer of Quoin confirming that the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been duly satisfied.

Section 7.5 FIRPTA Certificate. Cellect shall have received from Quoin a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Cellect along with written authorization for Cellect to deliver such notice form to the Internal Revenue Service on behalf of Quoin upon the Closing.

Section 7.6 Lock-up Agreements. The Lock-up Agreements executed by the signatories listed on Schedule B will continue to be in full force and effect as of immediately following the Effective Time.

Section 7.7 Quoin Financing. The Quoin Financing shall have been consummated, and Quoin shall have received proceeds from the Quoin Financing equal to the Concurrent Investment Amount immediately prior to the Effective Time, on the terms and conditions set forth in the Subscription Agreements.

Section 7.8 Additional Agreements. The CVR Agreement and the Specified Assets Agreement shall have been duly executed.

Article 8
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF QUOIN PHARMACEUTICALS

The obligations of Quoin to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Quoin, at or prior to the Closing, of each of the following conditions:

Section 8.1 Accuracy of Representations. (a) The representations and warranties of Cellect and Merger Sub in Section 3.4(a), Section 3.4(b), Section 3.4(c), Section 3.4(e) (Capitalization) and Section 3.28 (Foreign Private Issuer), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); (b) the representations and warranties of the Cellect set forth in clause “(b)” of the first sentence of Section 3.6 (Absence of Changes) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time (it being understood that any update of or modification to the Cellect Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded); (c) the representations and warranties of Cellect and Merger Sub set forth in Section 3.14(n) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time; and (d) all other representations and warranties of Cellect and Merger Sub in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Cellect Material Adverse Effect (provided that all “Cellect Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Cellect in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date). Notwithstanding the foregoing, it is hereby clarified that upon the Effective Time Cellect shall have transferred Cellect Biotherapeutics as set forth in Section 4.6 and that all of the representations and warranties set forth in Article 3 are qualified as of the Effective Time by such transfer of Cellect Biotherapeutics.

Section 8.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that either Cellect or Merger Sub is required to comply with or to perform at or prior to the Closing have been complied with and performed in all material respects.

Section 8.3 No Cellect Material Adverse Effect. Since the date of this Agreement, there has not occurred any Cellect Material Adverse Effect.

Section 8.4 Termination of Contracts. Quoin has received evidence, in form and substance satisfactory to it, that all Cellect Contracts (other than the Cellect Contracts of Cellect Biotherapeutics and those listed on Schedule 8.4) have been terminated, assigned, or fully performed by Cellect and all obligations of Cellect thereunder have been fully satisfied, waived or otherwise discharged with no ongoing liability, contingent or otherwise, to Cellect.

Section 8.5 Board of Directors and Officers. Cellect has caused the Cellect Board of Directors and the officers of Cellect, to be constituted as set forth in Section 5.11 of this Agreement effective as of the Effective Time.

Section 8.6 Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Cellect has failed to provide, with respect to any Cellect SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. Section 1350.

Section 8.7 Satisfaction of Liabilities. Cellect has satisfied all of its Liabilities with respect to the matters listed on Schedule 8.7 as of the Closing Date and Quoin has received payoff letters or other proof of payment evidencing the satisfaction of such Liabilities and release of any related to such Liabilities, in form and substance satisfactory to Quoin.

Section 8.8 Amendments to Articles of Association. Cellect has effected the ADR Ratio Adjustment and has provided a copy of the amendments to Cellect’s Articles of Association effecting the increase in the number of authorized Cellect Ordinary Shares certified by its Chief Executive Officer.

Section 8.9 Documents. Quoin has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in Section 8.1, Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6, Section 8.7 and Section 8.8 have been duly satisfied;

(b) (i) certificates of good standing of each of Cellect and Merger Sub in its jurisdiction of organization (to the extent applicable) and the various foreign jurisdictions in which each is qualified to do business, (ii) certified copies of the Articles of Association of Cellect and the certificate of incorporation and bylaws of Merger Sub, (iii) a certificate as to the incumbency of the Chief Executive Officer and Chief Financial Officer of each of Cellect and Merger Sub, and (iv) the adoption of resolutions of the Cellect Board of Directors and the board of directors of Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Cellect and Merger Sub hereunder;

(c) resignations, dated as of the Closing Date and effective as of the Closing executed by all officers and directors of Cellect who are not to continue as officers or directors of Cellect pursuant to Section 5.11 hereof;

(d) the Cellect Outstanding Share Certificate.

Section 8.10 Cellect Biotechnology Net Cash; Cellect Indebtedness. The Cellect Net Cash shall be greater than or equal to zero. Cellect’s aggregate indebtedness as of immediately prior to the Effective Time shall be equal to zero after giving effect the Specified Assets Agreement.

Section 8.11 Quoin Designees. The Cellect Director Resignees shall have resigned from the Cellect Board of Directors and the Quoin Designees shall have been appointed to the Cellect Board of Directors.

Section 8.12 Additional Agreements. The parties therein shall have executed the CVR Agreement and the Specified Assets Agreement.

Section 8.13 Tax Rulings. Cellect Biotechnology shall have obtained rulings from the Israeli tax authority with respect to the issuance of CVRs, extension of exercise period for grantees under the 2014 Plan and the provisions of Section 1.13.

Article 9
TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Quoin’s stockholders or whether before or after approval of the Cellect Shareholder Matters by the Cellect Shareholders, as applicable, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of Cellect and Quoin;

(b) by either Cellect or Quoin if the Merger shall not have been consummated by September 30, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Quoin, on the one hand, or to Cellect, on the other hand, if such Party’s (or, in the case of Cellect, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Cellect or Quoin if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Cellect if the Required Quoin Stockholder Vote shall not have been obtained within five (5) Business Days of the date of this Agreement, provided, however, that once the Required Quoin Stockholder Vote has been obtained, Cellect may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Cellect or Quoin if (i) the Cellect Shareholders’ Meeting (including any adjournments and postponements thereof) has been held and completed and the Cellect Shareholders have taken a final vote on the Cellect Shareholder Matters and (ii) the Cellect Shareholder Matters have not been approved at the Cellect Shareholders’ Meeting (or any adjournment or postponement thereof) by the Required Cellect Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Cellect where the failure to obtain the Required Cellect Shareholder Vote has been caused by the action or failure to act of Cellect or Merger Sub and such action or failure to act constitutes a material breach by Cellect or Merger Sub of this Agreement;

(f) by Quoin (at any time prior to obtaining the Required Cellect Shareholder Vote) if any of the following events have occurred: (i) Cellect failed to include the Cellect Board Recommendation in the Proxy Statement; (ii) the Cellect Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (iii) Cellect has failed to hold the Cellect Shareholders’ Meeting within 60 calendar days of the mailing of the Proxy Statement (other than to the extent that the Proxy Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a delay with respect to the Proxy Statement, in which case such 60-calendar day period shall be tolled for the earlier of thirty (30) calendar days or so long as such SEC mandated delay remains in effect or such proceeding or threatened proceeding remains pending); or (iv) Cellect has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5);

(g) by Quoin, upon a breach of any representation, warranty, covenant or agreement on the part of Cellect or Merger Sub set forth in this Agreement, or if any representation or warranty of Cellect or Merger Sub has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Cellect’s or Merger Sub’s representations and warranties or breach by Cellect or Merger Sub is curable by Cellect or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from Quoin to Cellect of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(g);

(h) by Cellect, upon a breach of any representation, warranty, covenant or agreement on the part of Quoin set forth in this Agreement, or if any representation or warranty of Quoin has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Quoin’s representations and warranties or breach by Quoin is curable by Quoin, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from Cellect to Quoin of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h);

(i) The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, further, that Cellect shall pay for all fees and expenses incurred by engagement of the Exchange Agent and in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Proxy Statement (including any financial statements and exhibits) and any amendments or supplements thereto.

(b) If this Agreement is terminated pursuant to Section 9.1(f) then Cellect shall pay to Quoin, within 10 Business Days after termination, a nonrefundable fee in an amount equal to $500,000 (the “Quoin Termination Fee”).

(c) If (A) this Agreement is terminated by Cellect pursuant to Section 9.1(d) then Quoin shall pay to Cellect, within 10 Business Days after termination, a nonrefundable fee in an amount equal to $500,000 (the “Cellect Termination Fee”).

(d) If this Agreement is terminated by Quoin pursuant to Section 9.1(g), (provided, that at such time all of the other conditions precedent to Cellect’s obligation to close set forth in Article 6 and Article 7 of this Agreement have been satisfied by Quoin, are capable of being satisfied by Quoin or have been waived by Cellect), then Cellect shall reimburse Quoin for all reasonable fees and expenses incurred by Quoin in connection with this Agreement and the transactions contemplated (collectively referred to as the “Third-Party Expenses”) provided, however, the Third-Party Expenses shall be capped at a maximum of $250,000. Such payment shall be made by wire transfer of same-day funds within 10 Business Days following the date on which Quoin submits to Cellect true and correct copies of reasonable documentation supporting such Third-Party Expenses.

(e) If this Agreement is terminated by Cellect pursuant to Section 9.1(h), (provided, that at such time all of the other conditions precedent to Quoin’s obligation to close set forth in Article 6 and Article 8 of this Agreement have been satisfied by Cellect, are capable of being satisfied by Cellect or have been waived by Quoin), then Quoin shall reimburse Cellect for all Third-Party Expenses incurred by Cellect up to a maximum of $250,000, by wire transfer of same-day funds within 10 Business Days following the date on which Cellect submits to Quoin true and correct copies of reasonable documentation supporting such Third-Party Expenses.

(f) The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement, it being understood that in no event shall either Cellect or Quoin be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Except in the event of fraud, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Article 10
MISCELLANEOUS PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties. The representations and warranties of Quoin, Merger Sub and Cellect contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10.1 shall survive the Effective Time.

Section 10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Quoin, Merger Sub and Cellect at any time (whether before or after obtaining the Required Cellect Shareholder Vote or the Required Quoin Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made, which by applicable Legal Requirement requires further approval of the stockholders of such Party, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Quoin, Merger Sub and Cellect.

Section 10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

Section 10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 10.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than (a) the Parties hereto, (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6 and (c) the Persons named in column (1) of the Schedule of Buyers attached to the Securities Purchase Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other Parties hereto):

(a) if to Cellect or Merger Sub:

Cellect Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

Attention: Shai Yarkoni, CEO

Email: shai@cellect.co

with a copy to:

Horn & Co. - Law Offices

Amot Investment Tower, 24 Floor

2 Weizmann Street,

Tel Aviv, Israel

Attention: Yuva Horn, Adv.

Email: yhorn@hornlaw.co.il

and:

Royer Cooper Cohen Braunfeld LLC

101 West Elm Street, Suite 400

Conshohocken, PA 19428

Attention: David Gitlin, Esq.

Email: DGitlin@rccblaw.com

(b) if to Quoin:

Quoin, Inc.

42127 Pleasant Forest Court

Ashburn, VA 20148

Attention: Michael Myers, Ph.D.

Email: mmyers@quoinpharma.com

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Email: jeffrey.baumel@dentons.com

ilan.katz@dentons.com

Attention:	Jeffrey A. Baumel, Esq.
Ilan Katz, Esq.

Section 10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

Section 10.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine.

(b) and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CELLECT BIOTECHNOLOGY LTD.

By:
Name:
Title:

CELLMSC, INC.

By:
Name:
Title:

QUOIN PHARMACEUTICALS, INC.

By:
Name:
Title:

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2014 Plan” has the meaning set forth in Section 3.4(c).

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Quoin, on the one hand, or Cellect, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Quoin or any of its Affiliates, on the one hand, or by or on behalf of Cellect or any of its Affiliates, on the other hand, to the other Party) made by a third party contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any tender offer or exchange offer, that if consummated would result in any Person beneficially owning 20% or more of the outstanding equity securities of a Party or any of its Subsidiaries.

Notwithstanding the foregoing, the sale of any disposition of Cellect Biotherapeutics pursuant to the Specified Assets Agreement shall not be deemed an Acquisition Transaction and to the extent the Quoin Financing is effected in accordance with the terms of this Agreement, the Quoin Financing shall not constitute an Acquisition Transaction.

“Additional Quoin Shares” means Cellect Ordinary Shares equal to the sum of (i) three hundred percent (300%) of the Quoin Initial Financing Shares and (ii) three hundred percent (300%) of the Quoin Convertible Notes Shares, which are being held in escrow pursuant to the Securities Escrow Agreement.

“ADR Ratio Adjustment” means an increase to the number of Cellect Ordinary Shares to be represented by an ADR using a ratio to be mutually agreed to by Cellect and Quoin.

“Affiliates” has the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble as it may be amended from time to time.

“Allocation Certificate” has the meaning set forth in Section 1.11(b).

“Anti-Corruption/AML Laws” mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the U.S. Domestic Bribery Statute (18 U.S.C. Section 201), the U.S. Travel Act (18 U.S.C. Section 1952), the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, the USA PATRIOT Act, and other anti-bribery, anti-corruption, anti-kickback, anti-money laundering, anti-terrorist financing, anti-fraud, anti-embezzlement, or conflict of interest Legal Requirements in all of the jurisdictions in which the Parties have operations, and the related regulations and published interpretations thereunder.

“Bridge Loan” means the Note Purchase Agreement dated as of the date of this Agreement, among Quoin and the Persons named therein, pursuant to which such Persons have agreed to loan Quoin the Bridge Loan Principal Amount.

“Bridge Loan Principal Amount” means $5,000,000.

“Bridge Warrants” means warrants to purchase 103,077 shares of Quoin Common Stock to be issued pursuant to the terms of the Bridge Note Warrant.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Cellect” has the meaning set forth in the Preamble.

“Cellect 409A Plan” has the meaning set forth in Section 3.15(k).

“Cellect Affiliate” means any Person that is or has been in the six year period ending with the Closing Date under common control with Cellect within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder, or Sections 4001(a)(14) or 4001(b)(1) of ERISA, and the regulations issued thereunder.

“Cellect Associate” means any current or former employee, independent contractor, officer or director of Cellect, any of its Subsidiaries or any Affiliate of Cellect.

“Cellect Biotherapeutics” means Cellect Biotherapeutics Ltd., a wholly-owned subsidiary of Cellect, which will own (i) all of Cellect’s and Cellect Subsidiaries’ technology and Intellectual Property existing prior to the Effective Time, and (ii) the Cellect Net Cash reserves immediately prior to Closing.

“Cellect Board Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Cellect Board of Directors” means the board of directors of Cellect.

“Cellect Board Recommendation” has the meaning set forth in Section 5.3(b).

“Cellect Capital Stock” means Cellect Ordinary Shares.

“Cellect Contract” means any Contract: (a) to which Cellect or any Cellect Subsidiary is a Party; or (b) by which Cellect or any Cellect Subsidiary or any Cellect IP Rights or any other asset of Cellect or its Subsidiaries is bound or under which Cellect or any Cellect Subsidiary has any obligation.

“Cellect Director Resignees” has the meaning set forth in Section 5.11.

“Cellect Disclosure Schedule” has the meaning set forth in Article 3.

“Cellect Employee(s)” has the meaning set forth in Section 3.15(a).

“Cellect Employee Plan” has the meaning set forth in Section 3.15(c).

“Cellect Equity Value” means $18,750,000.

“Cellect Foreign Plan” has the meaning set forth in Section 3.15(c).

“Cellect IP Rights” means all Intellectual Property owned, licensed or controlled by Cellect that is necessary or used in the business of Cellect as presently conducted or as presently proposed to be conducted.

“Cellect IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Cellect IP Rights.

“Cellect Leases” has the meaning set forth in Section 3.8.

“Cellect Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Cellect Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Cellect and its Subsidiaries taken as a whole; or (b) the ability of Cellect to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Cellect Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Cellect relating to the Cellect IP Rights; (ii) conditions generally affecting the industries in which Cellect and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Cellect and its Subsidiaries taken as a whole; (iii) any failure of Cellect or any Cellect Subsidiary to meet internal projections or forecast, third-party revenue or earnings predictions or any change in the price or trading volume of Cellect Ordinary Shares (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Cellect Material Adverse Effect and may be taken into account in determining whether a Cellect Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in IFRS or applicable Legal Requirements. It is hereby clarified that the sale of Cellect Biotherapeutics pursuant to the Specified Assets Agreement shall not be deemed a Cellect Material Adverse Effect.

“Cellect Material Contract” has the meaning set forth in Section 3.10(a).

“Cellect Net Cash” shall mean net cash reserves of Cellect as of immediately prior to the Effective Time, excluding an amount of cash that is sufficient to cover (i) the aggregate amount of outstanding checks or bank transfers or similar transactions and (ii) any liabilities of Cellect that may become due and payable after the Effective Time after giving effect to the Specified Assets Agreement.

“Cellect Options” means options to purchase Cellect Ordinary Shares issued or granted by Cellect.

“Cellect Outstanding Shares” means, subject to Section 1.5(b) (that addresses, among other things, the possibility to effect an ADR Ratio Adjustment), the total number of Cellect Ordinary Shares outstanding immediately prior to the Effective Time assuming, without limitation or duplication, the exercise of each Cellect Warrant outstanding as of the Effective Time.

“Cellect Outstanding Shares Certificate” has the meaning set forth in Section 1.12(a).

“Cellect Permits” has the meaning set forth in Section 3.12(b).

“Cellect Product Candidates” shall have the meaning set forth in Section 3.12(d).

“Cellect Registered IP” means all Cellect IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Cellect Regulatory Permits” has the meaning set forth in Section 3.12(d).

“Cellect SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Cellect Service Providers” has the meaning set forth in Section 3.15(c).

“Cellect Shareholder” means each holder of Cellect Capital Stock as determined immediately prior to the Effective Time, and “Cellect Shareholders” means all Cellect Shareholders.

“Cellect Shareholder Matters” has the meaning set forth in Section 5.3(a).

“Cellect Shareholder Support Agreements” has the meaning set forth in the Recitals.

“Cellect Shareholders’ Meeting” has the meaning set forth in Section 5.3(a).

“Cellect Shareholders’ Meeting Notice” has the meaning set forth in Section 5.1(a).

“Cellect Subsidiaries” has the meaning set forth in Section 3.1(a).

“Cellect Termination Fee” has the meaning set forth in Section 9.3(c).

“Cellect Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Cellect included in Cellect’s Report on Form 6-K filed with the SEC for the period ended June 30, 2020.

“Cellect Warrants” means warrants to purchase Cellect Ordinary Shares issued by Cellect.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.5(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I, Subtitle B of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies Law” means the Israeli Companies Law – 5759-1999 and the regulations promulgated thereunder.

“Concurrent Investment Amount” means $12,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement, dated November 30, 2020, between Quoin and Cellect.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the ADR Ratio Adjustment, and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“CVR” means the contingent value right under the CVR Agreement.

“CVR Agreement” means the CVR Agreement in the form attached as Exhibit F.

“D&O Indemnified Parties” has the meaning set forth in Section 5.6(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dilution Escrow Shares” means a number of Cellect Ordinary Shares equal to 12.25% of the Financing Escrow Securities.

“Dissenting Shares” has the meaning set forth in Section 1.8(a).

“Dissenting Stockholder” has the meaning set forth in Section 1.8(a).

“Drug Regulatory Agency” has the meaning set forth in Section 2.12(c).

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or Entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Bank of New York.

“Escrow Agreement” means the escrow agreement to be entered into by the Quoin Lock-up Signatories, Cellect and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Escrow Shares” means a number of Cellect Ordinary Shares equal to the difference between (a) the maximum number of Cellect Ordinary Shares that may be purchased upon exercise of the Exchange Warrants after the Final Reset Date (as defined in the Securities Purchase Agreement) and (b) the maximum number of Cellect Ordinary Shares that may be purchased upon exercise of the Exchange Warrants as of immediately after the Effective Time.

“Exchange Fund” has the meaning set forth in Section 1.7(a).

“Exchange Ratio” means a number, equal to, (i) (Quoin Equity Value divided by the total number of Quoin Outstanding Shares) divided by (ii) (Cellect Equity Value divided by the total number of Cellect Outstanding Shares), subject to adjustment to reflect the ADR Ratio Adjustment (with such ratio being calculated to the nearest 1/10,000 of a share).

“Exchange Warrants” warrants to purchase a number of Cellect Ordinary Shares and to be issued in exchange for the Bridge Warrants after the Effective Time on the terms set forth in the Securities Purchase Agreement.

“Existing Cellect D&O Policies” has the meaning set forth in Section 3.17(b).

“Existing Quoin D&O Policies” has the meaning set forth in Section 2.16(b).

“Export Control Laws” has the meaning set forth in Section 2.23.

“F-4 Registration Statement” has the meaning set forth in Section 5.1(a).

“FDA” has the meaning set forth in Section 2.12(c).

“FDCA” has the meaning set forth in Section 2.12(c).

“Financing Escrow Securities” means (a) the maximum number of Cellect Ordinary Shares that may be issued to pursuant to the terms of the Securities Purchase Agreement (but less a number of Cellect Ordinary Shares equal to the Exchange Escrow Shares number) after the Final Reset Date (as defined in the Securities Purchase Agreement) minus (b) the maximum number of Cellect Ordinary Shares that may be issued to pursuant to the terms of the Securities Purchase Agreement (but less a number of Cellect Ordinary Shares equal to the Exchange Escrow Shares number) as of immediately after the Effective Time.

“GAAP” has the meaning set forth in Section 2.5(a).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including NASDAQ and the Financial Industry Regulatory Authority).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“IIA” shall have the meaning set forth in Section 3.13.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Investment Center” shall have the meaning set forth in Section 3.13.

“Israeli Employee” shall have the meaning set forth in Section 3.15(w).

“Israeli Service Provider” shall have the meaning set forth in Section 3.15(w).

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such Knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement(s)” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Liability” has the meaning set forth in Section 2.11.

“Lock-up Agreements” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Capital Stock” has the meaning set forth in Section 3.4(e).

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“NASDAQ” means The NASDAQ Stock Market.

“Nasdaq Listing Application” has the meaning set forth in Section 5.9.

“NewCo” has the meaning set forth in Section 4.6.

“OFAC” has the meaning set forth in Section 2.23.

“Ordinary Course of Business” means, in the case of each of Quoin and Cellect and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party pursuant to Section 4.1(c)(i); provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including the Contemplated Transactions.

“Ordinary Shares” means ordinary shares of Cellect, no par value per share.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” has the meaning set forth in Section 3.9(i).

“PHSA” has the meaning set forth in Section 2.12(c).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.1(a).

“Qualified Cellect Shareholders” has the meaning set forth in Section 1.12(c).

“Quoin” has the meaning set forth in the Preamble.

“Quoin Affiliate” means any Person that is or has been in the six year period ending with the Closing Date under common control with Quoin within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder, or Sections 4001(a)(14) or 4001(b)(1) of ERISA, and the regulations issued thereunder.

“Quoin Associate” means any current or former employee, independent contractor, officer or director of Quoin, any of its Subsidiaries or any Affiliate of Quoin.

“Quoin Board of Directors” means the board of directors of Quoin.

“Quoin Capital Stock” means the Quoin Common Stock.

“Quoin Common Stock” has the meaning set forth in Section 2.4(a).

“Quoin Contract” means any Contract: (a) to which Quoin is a Party; or (b) by which Quoin or any Quoin IP Rights or any other asset of Quoin or its Subsidiaries is bound or under which Quoin has any obligation.

“Quoin Convertible Notes” means the outstanding convertible notes set forth in Section 2.4(a) of the Quoin Disclosure Schedule.

“Quoin Convertible Notes Shares” means the shares of Quoin Common Stock to be issued at the effective time of the conversion of the Quoin Convertible Notes.

“Quoin Designees” has the meaning set forth in Section 5.11.

“Quoin Disclosure Schedule” has the meaning set forth in Article 2.

“Quoin Employee” has the meaning set forth in Section 2.14(a).

“Quoin Employee Plan” has the meaning set forth in Section 2.14(c).

“Quoin Equity Value” means $56,250,000.

“Quoin Financial Statements” has the meaning set forth in Section 2.5(a).

“Quoin Financing” means (i) the sale of Quoin Capital Stock to be consummated immediately prior to the Closing pursuant to the Securities Purchase Agreement with aggregate gross cash proceeds to Quoin of at least the Concurrent Investment Amount (b) the conversion of the Bridge Loan.

“Quoin Initial Financing Shares” means the number of shares of Quoin Common Stock issued in the Quoin Financing that will be converted into Cellect Ordinary Shares pursuant to the terms of this Agreement.

“Quoin IP Rights” means all Intellectual Property owned, licensed or controlled by Quoin that is necessary or used in the business of Quoin and its Subsidiaries as presently conducted or as presently proposed to be conducted.

“Quoin IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Quoin IP Rights.

“Quoin Leases” has the meaning set forth in Section 2.8.

“Quoin Lock-up Signatories” means the Quoin Stockholders listed on Schedule B.

“Quoin Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Quoin Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Quoin and its Subsidiaries taken as a whole; or (b) the ability of Quoin to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Quoin Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Quoin relating to the Quoin IP Rights; (ii) conditions generally affecting the industries in which Quoin and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Quoin and its Subsidiaries taken as a whole; (iii) any failure by Quoin to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute a Quoin Material Adverse Effect and may be taken into account in determining whether a Quoin Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Quoin Material Contract(s)” has the meaning set forth in Section 2.10(a).

“Quoin Outstanding Shares” means the sum of the total number of shares of Quoin Common Stock outstanding immediately prior to the Effective Time, (a) including the total number of shares of Quoin Common Stock that may be issued, as of immediately prior to the Effective Time, (i) upon conversion of the Quoin Convertible Notes and (ii) upon exercise of the Quoin Warrants and the Bridge Warrants (including any repricing mechanism which would be triggered as a result of the Closing) and (b) excluding of any shares of Quoin Common Stock to be issued pursuant to the Quoin Financing (other than the Bridge Warrants) and any shares of Quoin Common Stock to be issued in the future upon any anti-dilution or repricing mechanism applicable to the Quoin Convertible Notes, the Quoin Warrants or the Bridge Warrants other than the repricing mechanism triggered as a result of the Closing.

“Quoin Permits” has the meaning set forth in Section 2.12(b).

“Quoin Product Candidates” has the meaning set forth in Section 2.12(d).

“Quoin Registered IP” means all Quoin IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Quoin Regulatory Permits” has the meaning set forth in Section 2.12(d).

“Quoin Stock Certificate” has the meaning set forth in Section 1.6.

“Quoin Stockholder” means each holder of Quoin Capital Stock as determined immediately prior to the Effective Time, and “Quoin Stockholders” means all Quoin Stockholders.

“Quoin Stockholder Matters” has the meaning set forth in Section 5.2.

“Quoin Stockholder Support Agreements” has the meaning set forth in the Recitals.

“Quoin Stockholder Written Consent(s)” has the meaning set forth in Section 2.2(b).

“Quoin Termination Fee” has the meaning set forth in Section 9.3(b).

“Quoin Warrants” means the outstanding warrants to purchase Quoin Capital Stock set forth in Section 2.4(a) of the Quoin Disclosure Schedule.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Cellect Shareholder Vote” has the meaning set forth in Section 3.2(b).

“Required Merger Sub Stockholder Vote” has the meaning set forth in Section 3.2(b).

“Required Quoin Stockholder Vote” has the meaning set forth in Section 2.2(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Section 14 Arrangement” has the meaning set forth in Section 3.15(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Escrow Agent” means the Escrow Agent appointed pursuant to the Securities Purchase Agreement.

“Securities Escrow Agreement” means the escrow agreement being entered into by the Securities Escrow Agent and the Persons named therein being entered into in connection with the Securities Purchase Agreement.

“Securities Purchase Agreement” means the Securities Purchase Agreement in substantially the same form as attached hereto as Exhibit E, among Quoin, Cellect and the Persons named therein, pursuant to which such Persons have agreed to purchase the number of shares of Quoin Capital Stock set forth therein in connection with the Quoin Financing.

“Shareholder Litigation” has the meaning set forth in Section 5.13.

“Specified Assets Agreement” has the meaning set forth in Section 4.6.

“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Cellect Board of Directors or the Quoin Board of Directors, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor, if any (i) is more favorable, from a financial point of view, to the Cellect Shareholders or the Quoin Stockholders, as applicable, than the terms of the Merger; and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if (A) any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party or (B) if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third-Party Expenses” shall have the meaning set forth in Section 9.3(c).

“Transfer Taxes” shall have the meaning set forth in Section 5.10(c).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“VAT” shall have the meaning set forth in Section 3.14(z).

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended.